PART II - OFFERING CIRCULAR

Dated March 2, 2018

PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

HYGEN INDUSTRIES, INC.

11693 San Vicente Boulevard, Suite 445

Los Angeles, California 90049

admin@hygen.com

www.hygen.com

$20,000,000

4,000,000 Shares of Common Stock at $5.00 per Share

Minimum Investment: 100 Shares ($ 500 )

FORM 1-A: TIER 2

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A For general information on investing, we encourage you to refer to www.investor.gov.

	Price to public	Underwriting discount and commissions (1)	Proceeds to Company (2)	Proceeds to other persons

Per share	$ 5.00	(1)	$ 5.00	$ 0
Total (3):	$ 20,000,000	(1)	$ 20,000,000	$ 0

This offering commenced on March 22, 2017. As of January 25, 2018, we raised $465,640 in this offering, issuing 93,128 shares of common stock. The minimum investment amount was initially 150 shares or $750, but we are decreasing that amount to 100 shares or $500. The offering has been made and initially is expected to continue to be made directly to investors on a best efforts basis. In the future, the shares may be offered through broker-dealers who are registered with the Financial Industry Regulatory Authority (“FINRA”), or through other independent referral sources. This offering will terminate on December 31, 2018 , unless extended by us for up to an additional 90 days or terminated sooner by us in our discretion regardless of the amount of capital raised (the “Sales Termination Date”). There is no minimum capital required from this offering and therefore no subscription escrow account will be established for it. The proceeds of this offering may be deposited directly into the Company’s operating account for immediate use by it, with no obligation to refund subscriptions.

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(1)	The shares are offered on a “best-efforts” basis by our officers, directors and employees. We have entered into a posting agreement with StartEngine CrowdFunding, Inc. to post our offering materials on its website, www.startengine.com, from which the Company is conducting this offering. The Company has agreed to pay fees and issue warrants to purchase its common stock to StartEngine CrowdFunding, Inc. as compensation for its posting services. We have entered into service agreements with JumpStart Securities, LLC, a member of FINRA, to provide subscription and administrative services for the offering. JumpStart Securities, LLC is not an underwriter and is not paid selling commissions or underwriting fees, but is paid service fees. While currently we intend to make the offering exclusively through the StartEngine portal, in the future we may change this policy and also offer the shares through our officers, directors and employees, and possibly through broker-dealers who are registered with the Financial Industry Regulatory Authority (“FINRA”), or through other marketing platforms. Selling commissions may be paid to broker-dealers, if any, who are members of FINRA with respect to sales of shares made by them. We may also pay incentive compensation to registered broker-dealers in the form of common stock or warrants in us. We will indemnify participating broker-dealers and other parties with respect to disclosures made in the Offering Circular.

(2)	The amounts shown are before deducting organization and offering costs to us, which include legal, accounting, printing, due diligence, marketing, consulting, referral fees, selling and other costs incurred in the offering of the shares. See “USE OF PROCEEDS” and “PLAN OF DISTRIBUTION.”

(3)	The shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings. The shares are only issued to purchasers who satisfy the requirements set forth in Regulation A. We have the option in our sole discretion to accept less than the minimum investment from a limited number of subscribers. “TERMS OF THE OFFERING.”

THIS OFFERING CIRCULAR IS NOT KNOWN TO CONTAIN AN UNTRUE STATEMENT OF A MATERIAL FACT, NOR TO OMIT MATERIAL FACTS WHICH IF OMITTED, WOULD MAKE THE STATEMENTS HEREIN MISLEADING. IT CONTAINS A FAIR SUMMARY OF THE MATERIAL TERMS OF DOCUMENTS PURPORTED TO BE SUMMARIZED HEREIN. HOWEVER, THIS IS A SUMMARY ONLY AND DOES NOT PURPORT TO BE COMPLETE. ACCORDINGLY, REFERENCE SHOULD BE MADE TO THE CERTIFICATION OF RIGHTS, PREFERENCES AND PRIVILEGES AND OTHER DOCUMENTS REFERRED TO HEREIN, COPIES OF WHICH ARE ATTACHED HERETO OR WILL BE SUPPLIED UPON REQUEST, FOR THE EXACT TERMS OF SUCH AGREEMENTS AND DOCUMENTS.

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THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

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PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL, FINANCIAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT HIS OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING HIS INVESTMENT.

JURISDICTIONAL (NASAA) LEGENDS

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED "BLUE SKY" LAWS).

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SUMMARY OF RISK FACTORS

The purchase of shares of our common stock involves substantial risks. Each prospective investor should carefully consider the following risk factors, in addition to any other risks associated with this investment, and should consult with his own legal and financial advisors.

Cautionary Statements

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to:

•	Lack of market acceptance of our renewable hydrogen fuel and fueling stations.
•	Inability to finance the construction of renewable hydrogen fueling stations due to a lack of government grants, private capital and cash flow.
•	Inability to find suitable sites for our planned renewable hydrogen fueling stations.
•	Failure of the automobile manufacturing companies to make or sell hydrogen fueled cars for consumers or fleets.
•	Delays in obtaining critical components from suppliers, causing delays in station construction and possible reduction of government grants.
•	Heavy design, construction and development expenditures by us without revenue, resulting in substantial operating deficits, especially in the early years of operation.
•	Intense competition, including entry of new competitors.
•	Lack of demand for renewable hydrogen as a transportation fuel.
•	Failure to obtain additional government grants and possible loss of all or a portion of existing government grants due to our failure to satisfy certain timing and other conditions.
•	Adverse federal, state, and local government regulation.
•	Contraction of the market for renewable hydrogen due to government policy or consumer preference.
•	Loss or termination of station contracts.
•	Unexpected costs and operating deficits.
•	Lower sales and revenue than forecast.
•	Default on leases or other indebtedness.
•	Loss of suppliers and supply.
•	Price increases for capital, supplies and materials.
•	Inadequate capital and financing.
•	Failure to obtain customers, loss of customers and failure to obtain new customers.
•	The risk of litigation and administrative proceedings involving us or our employees.
•	Loss of or inability to obtain government licenses and permits.
•	Adverse publicity and news coverage.
•	Inability to carry out marketing and sales plans.
•	Loss of key executives.
•	Losses from theft that cannot be recovered.
•	Other specific risks that may be alluded to in this Offering Circular or in other reports issued by us or third party publishers.

We have a limited operating history and have yet to earn a profit or revenue, which makes it difficult to accurately evaluate our business prospects. We have limited assets, limited operating history, and no operating revenue to date. Thus, our proposed business is subject to all the risks inherent in new business ventures. The likelihood of success must be considered in light of the expenses, complications, and delays frequently encountered with the start-up of new businesses and competitive environment in which start-up companies operate.

We have only conducted a limited number of market studies. We have only conducted limited formal market studies concerning the demand for our proposed renewable hydrogen fueling stations. There is no independent confirmation of public acceptance of the concept. Management believes, however, that public acceptance of renewable hydrogen fueling stations will be favorable based on management’s internal research and experience.

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Our business plan is speculative. Our planned business is speculative and subject to numerous risks and uncertainties. The design and development of our proposed renewable hydrogen fueling stations may not create commercial products or generate revenue due to functional failure, lack of acceptance or demand from the marketplace, lack of hydrogen fueled vehicles in the marketplace, technological inefficiencies, competition, or for other reasons. Current and future demand for renewable hydrogen fueling stations is uncertain, even if favorable legislation progresses. The burden of government regulation on renewable hydrogen industry participants is uncertain and difficult to quantify. There is no assurance that additional government grants will be available to us to provide a portion of the anticipated costs of designing, developing and installing our renewable hydrogen fueling stations. There is no assurance that we will earn revenue or a profit.

Our government grants have conditions which must be satisfied in order for us to retain them. We must meet certain deadlines and satisfy other conditions in order to retain all or portions of our existing government grants. In general, our three scheduled fueling stations must have commenced operations by October 31, 2015 in order for us to retain 100% of the grant (i.e. $5,306,814). Because our fueling stations have not yet commenced operations, we lost approximately $56,800 of the construction grant, reducing our construction grant to approximately $5,250,000. Moreover, our grant for annual operating costs is reduced to zero for each fueling station that did not commence operations by October 31, 2016. The Company did not complete any stations by October 31, 2016. In any event, 15% of the construction grant is retained by the California Energy Commission (“CEC”) and paid to us 60 days after the fueling stations are commissioned by the CEC to commence operations. Delays in station construction may occur for a number of reasons, including without limitation, insufficient matching funds available to us from our own sources, supplier delays in delivering critical components, delays in contracting for suitable sites (we currently have contracts for three sites, one of which may have to be replaced), and unexpected hazards requiring remediation or substitution of a new site. The loss of all or a portion of our government grants could have a material adverse impact on our financial condition, operating results and business performance.

On November 16, 2016, the Company received a notice of stop work order from the California Energy Commission (“CEC”) relating to Agreement Number ARV-14-11 for the Rohnert Park, Orange and North Hollywood Hydrogen Refueling Stations Project. The correspondence notifies the Company that until it obtains its own match share funding needed to construct and complete the hydrogen refueling stations, the CEC will not reimburse the Company for any further work until the stop work order is lifted. The Company may, however, continue working on the project by spending its own match funds (if and when it has such funds) while the stop work order is in effect. Accordingly, the Company may use the proceeds of this offering to continue making progress on its stations. This stop work order provides HyGen time to secure match share funding needed to construct and complete the hydrogen refueling stations.

The CEC indicates that it will consider lifting the stop work order, in whole or in part, when:

1.       Hygen secures and adequately documents to the satisfaction of CEC staff the availability of match share funding necessary to complete one or more hydrogen refueling stations under the agreement; and

2.       HyGen documents to the satisfaction of CEC staff that all expenditures reimbursed to date have been used to pay costs covered by the reimbursement requests under agreement ARV-14-011.

Concurrent with the stop work order, the CEC provided HyGen with a 23-month no-cost time extension to give HyGen the opportunity to secure the additional match share funding and construct the hydrogen refueling stations. On November 18, 2016, the Company received the Extension Agreement from the CEC, which it signed and returned to the CEC. The amount of the grant was not changed. To date, we have only received and expended grant funding for two stations and not yet for Rohnert Park, the proposed location for the third station, for which the original grant is still available if the CEC order is lifted. Accordingly, the amount of our total match funding needs for all three stations has not changed.

We may lose one or more station contracts and not be able to replace them. A station contract may be terminated under a variety of circumstances, including without limitation a breach of the contract by the station owner or us, a sale of the assets by a station owner without the new buyer assuming the contract, and other circumstances. A contract termination causes us to have to re-negotiate it or replace it with another location, or litigate. In our case, the owner of the station in Rohnert Park, California recently sold his station and the new owner has not assumed our contract. We have not yet reached an agreement with him and not yet found a substitute location. In the event that we cannot achieve an assumption or a new agreement with the new owner, we expect to make a similar agreement with a substitute station in a different location, yet to be identified. There is no assurance that we will be able to find

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a suitable substitute location or that the California Energy Commission (“CEC”) will approve it for access to our existing grant. If a third station approved by the CEC is not built by us, our grant will be reduced by one-third.

There is no assurance that any of our research and development activities will result in any proprietary technology or new commercial products. We plan to develop proprietary products and services for renewable hydrogen. The development efforts for these products may fail to result in any commercial technology, products or services, or any proprietary or patentable technology. The products may not work, competitors may develop and sell superior products performing the same function, or industry participants may not accept or desire those products. We may not be able to protect our proprietary rights, if any, from infringement or theft by third parties. Government regulation may suppress or prevent marketing and sales of those products, even if they can be commercialized. We may have inadequate capital to successfully execute this aspect of our business plan.

Financial projections included with this Offering Circular may prove to be inaccurate. Financial projections concerning our estimated operating results may be included with the Offering Circular. Any projections would be based on certain assumptions which could prove to be inaccurate and which would be subject to future conditions that may be beyond our control, such as general industry conditions. We may experience unanticipated costs, or anticipated revenues may not materialize, resulting in lower operating results than forecasted. We cannot assure that the results illustrated in any financial projections will in fact be realized by us.

We may not be able to successfully compete against companies with substantially greater resources. The renewable hydrogen industry is intensely competitive and we expect competition to intensify further in the future. We will be subject to competition from well-established renewable hydrogen companies that have all necessary government permits. We will also compete with numerous other fuel sources, especially in the transportation sector, including gasoline, diesel fuel, natural gas, electricity and battery power.

We may be required to collect sales and other taxes. New excise taxes may be imposed on the sale and production of renewable hydrogen by federal and state taxing authorities, suppressing sales. New government tax regulations may require that we as the supplier be responsible to collect those excise taxes, increasing our costs and risks. We expect to file quarterly sales tax returns with the State of California.

We cannot assure that we will earn a profit or that our renewable hydrogen fueling stations will be accepted by consumers. Our business is speculative and dependent upon acceptance of our renewable hydrogen fueling stations by consumers. Our operating performance will be heavily dependent on whether or not we are able to earn a profit on the sale of our hydrogen fuel. We cannot assure that we will be successful or earn any revenue or profit, or that investors will not lose their entire investment.

Three of our executive officers and two of our directors resigned in May and June 2016, and if we were to lose the services of our key personnel, we may not be able to execute our business strategy. Our success is substantially dependent on the performance of our executive officers and key employees. In May 2016, James Provenzano resigned as an officer of the Company, and on June 2, 2016 (a) Paul Staples resigned as Chairman of the Board and Chief Executive Officer of the Company, but remained a director, (b) James Provenzano resigned as a director of the Company, (c) W. Woodland Hastings resigned as a director and officer of the Company, and (d) Richard Capua became President and Interim Chairman of the Company. The loss of any of our officers or directors could have a material adverse impact on us. We will generally be dependent upon Richard Capua, Paul Dillon, and Glenn Rambach, for the direction, management and daily supervision of our operations.

We have only one independent director. Currently, the members of our board of directors are Paul Staples, Paul Dillon, Alexander Kolb, Richard Capua, Glenn Rambach, and Dr. Woodrow Clark II. Only one of our directors, Alexander Kolb, is considered an “independent director,” as defined under Financial Industry Regulatory Authority, Inc. (“FINRA”) listing standards and Nasdaq Marketplace Rules. Currently we do not have any committees of the board of directors. We plan to form audit and compensation committees in the future, but need to add one or two independent directors with financial acumen before we can form those committees.

There is no minimum capitalization required in this offering. We cannot assure that all or a significant number of shares of common stock will be sold in this offering. Investors’ subscription funds will be used by us as soon as they are received, and no refunds will be given if an inadequate amount of money is raised from this offering to enable us to conduct our business. Management has no obligation to purchase shares of common stock. If we raise substantially less than the entire amount that we are seeking in the offering, then we may not have sufficient capital to meet our operating requirements. We cannot assure that we could obtain additional financing or capital from any

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source, or that such financing or capital would be available to us on terms acceptable to us. Under such circumstances, investors in our common stock could lose their investment in us. Furthermore, investors who subscribe for shares in the earlier stages of the offering will assume a greater risk than investors who subscribe for shares later in the offering as subscriptions approach the maximum amount.

Our public reports to shareholders initially will contain less information than reports by more mature public companies. Upon the completion of this offering, we may elect to become a public reporting company under the Securities Exchange Act of 1934, as amended, and thereafter publicly report on an ongoing basis as an “emerging growth company” under the reporting rules set forth in the Exchange Act. If we elect not to do so, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

We determined the price of the shares arbitrarily. The offering price of the shares of common stock has been determined by management, and bears no relationship to our assets, book value, potential earnings, net worth or any other recognized criteria of value. We cannot assure that price of the shares is the fair market value of the shares or that investors will earn any profit on them.

If we issue additional shares of our stock, shareholders may experience dilution in their ownership of us. We are authorized to issue up to 490,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. We have the right to raise additional capital or incur borrowings from third parties to finance our business. Our board of directors has the authority, without the consent of any of our stockholders, to cause us to issue more shares of our common stock and preferred stock. Consequently, shareholders may experience more dilution in their ownership of us in the future. Our board of directors and majority shareholders have the power to amend our certificate of incorporation in order to effect forward and reverse stock splits, recapitalizations, and similar transactions without the consent of our other shareholders. We may also issue net profits interests in HyGen Industries. The issuance of additional shares of capital stock or net profits interests by us would dilute shareholders’ ownership in us.

We cannot assure that we will pay dividends. We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase shares of our common stock. We cannot assure that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors.

Our principal shareholders own voting control of HyGen Industries. Our current officers, directors, founders, and principal shareholders currently own a total of 9, 740 ,000 shares of our common stock or approximately 96.5 % of the total issued and outstanding capital stock of the Company prior to this offering. Our principal shareholders will own approximately 69.6 % of the outstanding votes assuming that 4,000,000 shares of common stock are issued pursuant to this offering , as it may be extended, including the 93,128 shares already sold as of January 25, 2018. Assuming Everlasting Investments, LLC (“Everlasting”) closes the purchase of 2,000,000 shares of our common stock from two of our directors in accordance with agreements made by it with them, then our officers, directors and founders would own a total of 7, 740 ,000 shares of our common stock or approximately 76.7 % of the total issued and outstanding capital stock of the Company, accounting for 93,128 shares issued so far in this offering, and approximately 55.3 % of such total if 4 , 000,000 shares are sold in this offering , which includes the 93,128 already sold as of January 25, 2018 . If Everlasting purchases the 2,000,000 shares and its owner does not join the Company’s Board of Directors, the directors and officers of the Company (not including other founders) would own approximately 6,000,000 shares of our outstanding common stock, or approximately 42.9% of the total issued and outstanding common stock of the Company, assuming this offering is fully subscribed. These shareholders are able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our shareholders.

We cannot assure that a public trading market for our common stock will ever be established. At present, there is no active trading market for our securities, and we cannot assure that a trading market will develop. Our common stock has no trading symbol. In order to obtain a trading symbol and authorization to have our common

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stock trade publicly, we must file an application on Form 211 with, and receive the approval by, the Financial Industry Regulatory Authority (“FINRA”), of which there is no assurance, before active trading of our common stock could commence. If our shares of common stock ever publicly trade, they may be relegated to the OTC Pink Sheets or an Alternative Trading System (an “ATS”). The OTC Pink Sheets and ATS’ provide significantly less liquidity than the OTC-QB and OTC-QX Markets, or the NASDAQ automated quotation system, or NASDAQ Stock Market. Prices for securities traded solely on the Pink Sheets may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original price or at any price.

INVESTMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Offering Circular.

HyGen Industries, Inc.

HyGen Industries, Inc. (“HyGen,” “we,” “us,” “our,” or the “Company”) is a California corporation formed in August 2014 initially to develop and build, in co-operation with the California Energy Commission (“CEC”), three renewable hydrogen fueling stations as part of the State of California’s Advanced Clean Car (“ACC”) program. With the signing into law of Assembly Bill (“AB 8”), the State of California has guaranteed to provide sufficient hydrogen infrastructure to accommodate the 2015 roll-out of hydrogen fuel cell electric vehicles (“FCEV”). AB 8 expands on the Zero Emission Vehicle (“ZEV”) Action Plan which the Governor’s Office released in February 2013.

California’s hydrogen infrastructure program proposes $20M in annual funding for hydrogen stations through 2020. HyGen secured a three station award from Program Opportunity Notice-13-607 (“PON-13-607”) in November 2013. After a successful offering, we intend to participate in all future Program Opportunity Notices (“PONs”) and plan to leverage knowledge, gained from our successful proposal, to obtain additional grants whenever the opportunity arises.

Under the terms of HyGen’s PON-13-607 award, the CEC would grant up to $5.3M in funding toward the cost of three renewable hydrogen fueling stations in Orange, Pacific Palisades and Rohnert Park, California, and up to $100,000 per annum per station for operation and maintenance costs for three years. Based on our progress to date, our actual CEC grant is expected to be approximately $5,250,000 (with no further reductions), and our annual operating grant will be zero because the Company did not complete any stations by October 31, 2016. In December 2014, we signed contracts with the stations in Orange and Rohnert Park, California. In March 2016, we received CEC permission to replace the station in Pacific Palisades, with whom we could not reach agreement, with a station in North Hollywood, California, with whom we signed a definitive contract in March 2016. On July 26, 2016, we received notification that the owner of the Rohnert Park gas station had sold the property. After meeting with the new owner, HyGen has serious doubts whether our existing contract will be honored. We have communicated the position to the CEC. It is our understanding that one of two scenarios will result if the Rohnert Park contract is not honored. Either (a) we identify a new location and continue to build three hydrogen stations or (b) we build only two hydrogen stations and the grant is reduced by one-third. To date, HyGen has drawn funds from two of the station grants. No funds have been drawn from the third station. We believe that the CEC funding will allow us to establish our brand of clean renewable hydrogen with minimal financial risk to us and our investors. As FCEVs achieve market acceptance, we believe we will be able to access capital markets and deploy second generation systems to meet anticipated increased demand for hydrogen fuel.

Prominent automobile and energy companies, including Toyota Motor Corp. and Royal Dutch Shell Plc, recently announced the formation of a hydrogen council and plans to invest a combined 10 billion euros ($10.7 billion) in hydrogen related products within five years. In all, 13 international energy, transport and industrial companies are forming the global hydrogen council to consult with policy makers and highlight the benefits of hydrogen to the public as the world seeks to switch to cleaner forms of energy and power (See Joint Statement, World Economic Forum in Davos, Switzerland).

During the initial Regulation A+ offering (“First Reg A Offering”), we raised gross capital of $465,640 for which we issued a total of 93,128 shares of common stock as of January 25, 2018. This Offering Circular is part of a Post-Qualification Amendment filed in February 2018 to extend the First Reg A Offering for up to another year. Accordingly, this Offering Circular covers the remaining approximately 3,906,872 unsold shares from the First Reg A Offering, and seeks to raise the balance of the $20,000,000 (i.e. $19,534,360) not raised in the First Reg A Offering,

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as of January 25, 2018. A copy of our Regulation A+ Offering Statement is available for inspection at www.sec.gov, along with our 2017 Annual Report on Form 1-K and 2016 Semiannual Report on Form 1-SA.

Our mailing address is 11693 San Vicente Boulevard, Suite 445, Los Angeles, California 90049. We do not currently have physical executive offices. Our website address is www.hygen.com and our e-mail address is admin@hygen.com.

Investment Analysis

Management believes that we have strong economic prospects by virtue of the following dynamics of the industry and us:

1.	Management believes that the trends for growth in the hydrogen fuel industry are favorable as renewable energy sources are expected to continue to be popular.

2.	Management believes that FCEVs will achieve market acceptance and demand for hydrogen fuel will increase in the future.

3.	Management believes that we will be able to leverage the knowledge we gained from our successful proposal for three renewable hydrogen fueling stations into future grants for additional renewable hydrogen fueling stations.

There is no assurance that we will be profitable, or that the industry’s favorable dynamics will not be outweighed in the future by unanticipated losses, adverse regulatory developments and other risks. Investors should carefully consider the various risk factors before investing in the shares. Commerce in the energy industry is extremely competitive, inherently speculative and highly regulated. See “RISK FACTORS.”

The Offering

Common Stock offered by us	3,906,872 shares

Common Stock outstanding (1)	10, 093,128 shares

Common Stock to be outstanding after the offering (2)	14,000,000 shares

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(1)	Includes 2,700,000 shares of common stock owned by Paul Staples, a director, 1,000,000 shares of common stock owned by Paul Dillon, our chief financial officer, secretary, vice president of business development, and a director, 3,200,000 shares of common stock owned by Richard Capua, our interim chairman and president, 1,000,000 shares of common stock owned by W. Woodland Hastings, our prior chief environmental officer and a former director, 1,000,000 shares of common stock owned by Alexander Kolb, a director, 890,000 shares of common stock owned by James Provenzano, our former chief operating officer and a former-director, 50,000 shares of common stock owned by Glenn Rambach, our chief science officer and a director, 50,000 shares of common stock owned by Dr. Woodrow Clark II, a director, and 10,000 shares of common stock owned by Clean Air Now, a non-profit corporation of which James Provenzano is the president and W. Woodland Hastings is the secretary. Includes 93,128 shares of our common stock sold in the First Reg A Offering at $5.00 per share under Regulation A+ (Tier 2) from March 22, 2017 until January 25, 2018.

(2)	The total number of shares of our common stock outstanding assumes that the maximum number of shares of our common stock is sold in this offering.

USE OF PROCEEDS

The maximum gross proceeds from the sale of the shares of our common stock are $ 19,534,360, not including $465,640 already raised in the First Reg A Offering. The net proceeds from the total offering (including the First Reg A Offering) are expected to be approximately $17,800,000, after the payment of offering costs including printing, mailing, legal and accounting costs, filing fees, potential selling commissions , and expense reimbursements that may be incurred. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ

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from those expected by management. The estimated use of the net proceeds of this offering is as follows, assuming 100%, 75%, 50% and 25% of this offering is subscribed, as illustrated in the following table for different levels of total capital from this offering:

Summarized Estimated Use of Net Proceeds (1)

	100%	75%	50%	25%
Operating Costs and Working Capital (2)	13,920,206	9,470,206	5,020,206	570,206
Management Compensation (3)	480,000	480,000	480,000	480,000
Phase I Hardware and Install Costs (4)	3,294,794	3,294,794	3,294,794	3,294,794
Payment of Bridge Note (5)	30,000	30,000	30,000	30,000
Payment of Everlasting Bridge Note (6)	75,000	75,000	75,000	75,000
Total Net Offering Proceeds	17,800,000	13,350,000	8,900,000	4,450,000

(1)	Syndication costs include all fees paid to StartEngine for posting services, to JumpStart Securities, LLC and FundAmerica Technologies, LLC for administrative technology services, and costs incurred for advertising and public relations services.

(2)	The table assumes that we find a substitute third station for the Rohnert Park station, and it is approved by the CEC for grant eligibility. This category reflects operating costs estimated to be incurred for the construction of new fueling stations beyond the first three, which are covered in Phase 1 hardware and install costs on the table. This category also includes estimated selling and general administrative costs, not including management compensation, and working capital reserve. The amount of the proceeds of this offering used for the construction of additional fueling stations will vary depending on the availability, if any, to the Company of additional CEC grants in the future. A portion of the working capital may be expended for research and development, primarily through “work-for-hire” contracts occasionally made by us where we own the intellectual property, if any. The amount of future research and development expenditures to be made by us is not currently known. The following table estimates a further allocation of operating costs among (a) fueling station construction costs, (b) selling and general administrative costs (“SG & A”) for the 12 month period immediately following this offering, and (c) working capital reserves for each capital level, assuming no new grants are obtained by us from the CEC:

Capitalization	100%	75%	50%	25%

Construction	$11,891,414	$7,786,414	$3,853,914	$0

SG & A	$723,792	$723,792	$723,792	$515,831

Working Capital Reserve	$1,380,000	$1,035,000	$517,500	$129,375
Total	$13,995,206	$9,545,206	$5,095,206	$645,206

(3)	Assumes $34,000 per month for 12 months. Includes salary and benefits.

(4)	These funds are used for the construction and related costs estimated to be incurred for the first three fueling stations currently under development.

(5)	Assumes we raise at least $3,500,000 in this offering, triggering our obligation to pay an additional $10,000 of bonus interest on the $20,000 bridge note payable by the Company, for a total repayment of $30,000 to the noteholder, plus accrued interest at 10% per annum on $20,000 accruing since September 8, 2015.

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(6)	Assumes we borrow $50,000 from Everlasting and raise at least $3,500,000 in this offering, causing us to be obligated to pay $50,000 of principal plus $25,000 of bonus interest, plus accrued interest at 10% per annum on $50,000 accruing from the date we borrow the first $50,000, on the Everlasting bridge note.

Net proceeds of approximately $82,884 from the First Reg A Offering that are included in total estimated net proceeds of $17,800,000 were used in 2017 primarily for administrative costs. We may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate. We cannot assure that the capital budget will be sufficient to satisfy our operational needs, or that we will have sufficient capital to fund our business. See “BUSINESS” and “RISK FACTORS.”

BUSINESS

Plan of Operation

HyGen Industries, Inc. is a California corporation formed in August 2014 initially to develop and build, in co-operation with the California Energy Commission (“CEC”), three renewable hydrogen fueling stations as part of the State of California’s Advanced Clean Car (“ACC”) program. In the future, depending on the availability of working capital, we plan to build more hydrogen fueling stations throughout the State of California and eventually other states and countries, as well as engage in other aspects of the hydrogen fuel cell industry. We plan to grow organically and through strategic acquisitions.

In 2012, the Environmental Protection Agency (“EPA”) granted California a waiver of preemption for its ACC program, allowing California’s zero-emission vehicle (“ZEV”) mandate to move forward. To date, only two vehicles are ZEV, battery electric and hydrogen fuel cell. Auto manufacturers have been under notice of California’s ZEV intentions for over a decade, spending billions of dollars on research to meet inevitable laws and quotas, according to the California Fuel Cell Partnership. All regulations are now in place. Commencing in 2018, 4.5% of new vehicles sold in California must be ZEV with quotas rising each year. The chairman of the world’s largest auto maker, Toyota, has publicly stated that fuel cell electric vehicles (“FCEVs”) will be his company’s route to meeting ZEV quotas. Toyota’s Mirai FCEV went on sale in California during Model Year 2015. Toyota’s chairman confirmed his company will not be developing a battery electric vehicle (“BEV”) for the U.S. market. Hyundai has a FCEV lease program in California and began selling vehicles to the public in 2014. Honda plans to begin selling FCEVs in spring 2016 and Mercedes is expected to begin selling FCEVs to the public in 2017. With the signing into law of Assembly Bill 8 (“AB 8”), the State of California has guaranteed to provide sufficient hydrogen infrastructure to accommodate the 2015 FCEV roll-out. AB 8 expands on the ZEV action plan which the governor’s office released in February 2013.

California’s hydrogen infrastructure program proposes $20M in annual funding for hydrogen fueling stations through 2020. On August 29, 2014, the Company was awarded a grant (“CEC Grant”) from the California Energy Commission (“CEC”) under the CEC’s Alternative and Renewable Fuel and Vehicle Technology Program to design, install, and operate three hydrogen fueling stations at select locations in California. HyGen secured the opportunity to garner a three station award from Program Opportunity Notice-13-607 (“PON-13-607”) in November 2013 with a submission deadline of February 14, 2014. In a Notice of Proposed Awards (“NOPA”) issued on May 1, 2014, the CEC announced a proposal for a three station award to HyGen totaling $5.3M to construct three 100 percent renewable hydrogen refueling stations in Orange, Pacific Palisades and Rohnert Park, California. A station in North Hollywood, California subsequently replaced the station in Pacific Palisades, and we may have to seek a replacement for Rohnert Park which was recently sold without the new owner assuming our agreement. The budget for the installation of the three fueling stations totals $9,765,678, of which up to $5,306,814 will be reimbursed by the CEC for qualified costs if we meet all required deadlines and $4,458,864 will be the responsibility of the Company’s match portion. The Company’s match portion can be from money raised or in-kind contributions. Since we have not met certain required deadlines, our construction reimbursement has been reduced by approximately $56,800, which we will have to cover with working capital. Accordingly, the Company’s match portion increased to $4,515,664, $3,294,794 of which is budgeted from the proceeds of this offering and the balance of which will be covered by in-kind contributions by HyGen personnel and vendors in the form of their labor and discounts.

On November 16, 2016, the Company received a notice of stop work order from the California Energy Commission (“CEC”) relating to Agreement Number ARV-14-11 for the Rohnert Park, Orange and North Hollywood Hydrogen Refueling Stations Project. The correspondence notifies the Company that until it obtains its own match share funding needed to construct and complete the hydrogen refueling stations, the CEC will not reimburse the

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Company for any further work until the stop work order is lifted. The Company may, however, continue working on the project by spending its own match funds (if and when it has such funds) while the stop work order is in effect. Accordingly, the Company may use the proceeds of this offering to continue making progress on its stations. This stop work order provides HyGen time to secure match share funding needed to construct and complete the hydrogen refueling stations.

The CEC indicates that it will consider lifting the stop work order, in whole or in part, when:

1.       Hygen secures and adequately documents to the satisfaction of CEC staff the availability of match share funding necessary to complete one or more hydrogen refueling stations under the agreement; and

2.       HyGen documents to the satisfaction of CEC staff that all expenditures reimbursed to date have been used to pay costs covered by the reimbursement requests under agreement ARV-14-011.

Concurrent with the stop work order, the CEC is providing HyGen a 23-month no-cost time extension to provide HyGen the opportunity to secure the additional match share funding and construct the hydrogen refueling stations. On November 18, 2016, the Company received the Extension Agreement from the CEC, which it signed and returned to the CEC. The amount of the grant was not changed.

In-kind contributions include discounted payments to contractors, discounts provided by major equipment vendors, and an overhead allowance provided by the CEC based on eligible reimbursable costs. In-kind discounts from significant equipment vendors, service providers, and overhead allocations have no effect on the financial statements but are included in invoices sent to the CEC as in-kind contributions for tracking purposes. The following table illustrates the components of the “in-kind” contributions and matching funds made available by or to the Company through December 31, 2015 to finance the Company’s construction of its three hydrogen fueling installations:

Match Labor (1)	$326,211

Equipment Vendor Match (2)	$949,701

Match Overhead (3)	$115,309

Cash Payments to Vendors (4)	$40,700

Total	$1,431,921

(1)	Computed at $39.50 per hour or a 50% discount given by HyGen’s labor subcontractors.

(2)	Equipment vendors have given $949,701 of discounts as of December 31, 2015 out of a total of $1,320,600 pledged in written commitments to the Company.

(3)	Matched overhead is given by the Company as a noncash credit and reflects the agreed rate with the CEC of 10% of the Company’s reimbursable billings.

(4)	Cash payments to vendors are those made by the Company that are not reimbursable by the CEC.

We believe that the CEC funding will allow us to establish our brand of clean renewable hydrogen with less financial risk to us and our investors. As FCEVs achieve market acceptance, we believe we will be able to access capital markets and deploy second generation systems to meet anticipated increased demand for hydrogen fuel. We also intend to participate in all future Program Opportunity Notices (“PONs”) and plan to leverage knowledge, gained from our successful proposal, to obtain additional grants whenever the opportunity arises.

Within the five-year timeframe of the CEC project, HyGen plans to accomplish the following:

•	Establish a leadership position in the clean renewable hydrogen industry
•	Deploy a second generation on-site hydrogen generating system, reducing cost and size while increasing efficiency in producing hydrogen for fuel
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•	Establish relationships with renewable power generators, positioning us as a major buyer of renewable electricity from them for our on-site hydrogen production process
•	Roll-out Generation 2 systems to meet demand for hydrogen as a fuel

The Company has entered into lease or license agreements with three gas stations in California. The agreements allow the Company to install its hydrogen fueling station equipment at the facilities.

On December 29, 2014, the Company entered into a four year lease agreement with the owner of a gas station (the “Station”) located in Rohnert Park, California. On July 26, 2016, we received notice that the station assets had been sold. The buyer has not agreed to assume our agreement. We are seeking an alternative station that is acceptable to the CEC to replace Rohnert Park, or we will build only two stations under our existing CEC grant, which would be reduced by one-third. No equipment had yet been installed at this Station when notice of sale was received by us, and our expenditures for that Station were minimal. Under the original agreement, the Company would have leased approximately 1,000 square feet where equipment was to be installed. As compensation, the Station would have been paid 50% of the net profit generated by the hydrogen fueling station as defined by the agreement (min. $1.00/kg). The Station would then remit the remaining portion of the net profit to the Company by the 10th day of the following month. The Company would have been responsible for the maintenance and repair of equipment and the Station would have been responsible for the operation of the equipment and collection of fees. The agreement would have automatically renewed for successive five year periods unless 60 day notice was provided by the end of the agreement term.

On December 29, 2014, the Company entered into a four year license agreement with the owner of a gas station (“Station 2”) in Orange County, California. As compensation to the Station 2 owner, for the first six months after the commencement of operations at Station 2, Station 2 will receive/retain a gross revenue interest of $1.00 per kg plus certain overhead costs as defined by the agreement. Beginning with the seventh month, at their sole discretion, Station 2 can choose either to receive/retain $1,750 per month plus $0.25 per kg hydrogen produced plus certain overhead costs or continue with the amount defined during the first six months of the agreement. The Company receives the net proceeds by the 15th day of the following month. The Company is responsible for the maintenance and repair of equipment and Station 2 is responsible for the operation of equipment and collection of fees. The agreement can be terminated after three years. The agreement automatically renews for successive five year periods unless 60 day notice is provided by the end of the agreement term. Equipment has not yet been installed at this facility as of September 15, 2016.

On March 29, 2016, the Company entered into a four year license agreement with the owner of a gas station in North Hollywood, California (“Station 3”). As compensation to the Station 3 owner, Station 3 will receive/retain 11% of gross sales proceeds of hydrogen sales each month, calculated before adding sales taxes. Station 3 will remit the balance to the Company by the 15th day of the following month. The Company is responsible for the maintenance and repair of equipment and Station 3 is responsible for operations and collection of fees. The agreement can be terminated after three years. The agreement automatically renews for successive five year periods unless 60 day notice is provided by the end of the agreement term. Equipment has not yet been installed at this facility as of September 15, 2016.

The Company is responsible for staying in compliance with the CEC Grant per the terms of the grant. If the Company is unable to comply with those terms or is unable to match the funds called for under grant, the Company may be liable for any money received that is deemed inappropriate by the CEC.

Research and Development

Historically, the Company has not made significant expenditure on research and development other than occasionally through outside vendor contracts where we engage the vender on a work-for-hire basis and we own the intellectual property created, if any. The Company does not own any patents, but may have proprietary trade secrets in the way it configures its equipment to maximize efficiency in the onsite production of hydrogen gas.

Fuel Cell Technology

Background. Although the fuel cell was invented in 1838, it was not until the dawn of the space age that commercial applications appeared. The National Aeronautics and Space Administration’s (“NASA”) space programs use fuel cells to generate power for space vehicles and these advances led to military applications, most notably the need to generate silent power onboard submarines.

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Fuel Cell Basics. Proton exchange membranes (“PEM”) fuel cells are used in automobiles—also called polymer electrolyte membrane fuel cells. Hydrogen fuel and oxygen from the air are combined to produce electricity and water.

Fuel Cell Stacks. Most fuel cells designed for use in vehicles produce less than 1 volt of electricity—far from enough to power a vehicle. Therefore, multiple cells must be assembled into a fuel cell stack. The potential power generated by a fuel cell stack depends on the number and size of the individual fuel cells that comprise the stack and the surface area of the PEM.

Fuel Cell Diagram

Hydrogen is channeled through field flow plates to the anode on one side of the fuel cell while oxygen, from the air, is channeled to the cathode on the other side. A catalyst (typically platinum) separates the anode and cathode. The catalyst causes the hydrogen to split into positive hydrogen ions (protons) and negatively charged electrons. The PEM allows only the protons through to the cathode. The electrons must travel along an external circuit to the cathode, creating an electric current. At the cathode, the electrons and protons combine with oxygen to form water which is passed out of the fuel cell and ultimately through the vehicle’s exhaust.

Fuel Cell Applications:

Full Cell Types (Table source: The Fuel Cell Today Industry Review 2013)

Methanol and syngas can also be used to power fuel cells, but these gases need reforming, within the unit, to create hydrogen. For the purposes of this Offering Circular, “fuel cell” means a hydrogen fuel cell powered directly with pure hydrogen.

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Where fuel cells are used, performance and reliability have generally met or exceeded expectations. Two applications that demonstrate good use of the technology are uninterruptible power supplies (“UPS”) for the telecom industry and in material handling vehicles (“MHV”) for warehouse applications. Both of these applications have traditionally used batteries. Electricity is a great energy transport, but is notoriously difficult to store. For applications such as consumer electronic devices, batteries make sense, although fuel cells are also now available in this space.

Applications with higher power requirements require heavier batteries—massively heavy batteries. In the case of a triple pallet jack, the difference in weight between fuel cell and battery vehicles can be 600 pounds. Fuel cell-powered MHVs became popular in 2009, due in part to funding allocated from the American Recovery and Reinvestment Act, which saw the subsidized sale of fuel cell equipped forklifts deployed at the warehouses of many high-profile American brands, including BMW Manufacturing, Coca-Cola, FedEx, SYSCO and Wal-Mart. In 2011, unsubsidized repeat orders for fuel cell forklifts validated this application. Customers stated ease of refueling and consistent levels of power as benefits over battery powered alternatives. Warehouse operations employing fuel cell MHVs often purchase on-site hydrogen generating equipment.

The market for fuel cell UPS, primarily for the telecom industry, has benefitted from government policy encouraging its adoption, procurement and utilization. Megawatts (“MW”) shipped between 2009 and 2012 reached a compound annual growth rate (“CAGR”) of 47%, with the prime power market seeing an impressive 69% CAGR. Major vendors include California’s Altergy Systems, Canada’s Ballard Power Systems, and Hydrogenics.

Fuel Cell Shipments by Application (Table source: The Fuel Cell Today Industry Review 2013)

Fuel Cell Electric Vehicles. A hydrogen car is an electric car. An existing gasoline-powered car can be converted to burn hydrogen, but this is not an optimum solution. Any car with an electric motor, including a Tesla, could swap its battery for a hydrogen fuel cell. Nothing else is needed. A hydrogen fuel cell produces electricity and the car’s motor does not care from where that electricity comes. No hydrogen is being burned—indeed, no fuel of any kind is being burned. Hydrogen combines with oxygen from the air, inside the fuel cell, and is converted to electricity, clean water, and heat. Electricity powers the motor, heat is used in the vehicle’s heating system and water vapor is released from the tailpipe. Hydrogen fuel cell electric vehicles are near-silent and emit zero pollution.

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How FCEVs work

BEVs and FCEVs are complementary technologies and share many similar components, including the electric drive. Investments in BEVs therefore also benefit FCEVs.

Electrolyzers and Balance of Plant. HyGen’s distributed on-site production model creates hydrogen for transportation fuel via electrolysis using water and renewable electricity. Electrolysis is not a new technology, but the particular application of creating fuel for vehicles via electrolysis is in its early stages. Mature technology exists from a number of vendors and the efficiencies are sufficient for sustainable and profitable hydrogen dispensing.

HyGen plans to use commercially available equipment for the CEC Phase 1 pilot program. In conjunction with operating Phase 1 fueling stations, HyGen will lead a team to engineer a balance of plant (“BOP”) for a proprietary PEM solution based on cell stack technology from Giner, Inc.

As of May 2013, eighty Electrolytic Renewable Hydrogen (“RH”) fueling stations have been installed worldwide. This represents 39% of all hydrogen stations. The majority of these stations use electricity from renewable energy sources. In contrast, 95% of all hydrogen produced globally is manufactured from fossil fuels. Management believes these statistics underline the importance of renewables in decarbonizing transport and validate HyGen’s business model.

Europe and North America dominate in terms of installed RH stations. Europe has 33 electrolyzer operations (44% of Europe’s total stations) and North America has 35 (46% of its total). North America is home to many electrolyzer manufacturing companies for this market and it makes sense for them to service early markets close to home. Asia currently has nine electrolyzer stations in operation, spread between Japan, South Korea, China and India, accounting for 18% of the region’s total of 50 hydrogen stations. According to H2stations.org, a total of 22 additional electrolyzer stations are planned (twelve in Europe and nine in North America account for all but one).

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Distributed Electrolyzer Hydrogen fuel stations

(Source: http://www.fuelcelltoday.com/media/1871508/water_electrolysis___renewable_energy_systems.pdf)

Electrolyzer Companies. We have reviewed several of the world’s top electrolyzer manufacturers. A summary analysis is presented as follows:

ITM Power: United Kingdom, http://www.itm-power.com/, System type: PEM. Capacity: 130kg/day. The electrolyzer manufactured by ITM Power has a high pressure output, reducing compressor duty and power cost, but its overall efficiency is low. Without 6,000 psi storage pressure compression, output at 1200 psi, power usage is 55kw/kg, but market feedback suggests actual efficiency is no better than KOH based systems. Output at 6k psi is expected to cost over 60 kWh/kg. (There are 39.4 kWh of power in a kg of hydrogen). The system price is at least $200k more than the competition. Questions exist as to whether the company can meet HyGen’s delivery schedule. ITM Power has only one system installed in the United States—a CEC award for Hyundai in Chino, California. ITM Power is prominent in the United Kingdom, but its cost of service is high. Shipping from the United Kingdom would be expensive as each unit weighs nearly 20 tons. ITM Power expressed no interest in a HyGen branded system, but considered working with our team to seek an assembly partner in the United States. ITM Power is a publicly traded company. ITM Power may cost-share the electrolyzer in the CEC project.

Hydrogenics Corp: Canada, http://www.hydrogenics.com/, System type: KOH. The electrolyzer manufactured by Hydrogenics Cop. has a low pressure output – 145 psi (57 kWh/kg at output pressure). Its efficiency at full compression is over 63 kWh/kg. The cost of system is $200k less than ITM Power’s system. Hydrogenics Corp. can meet our delivery schedule and has systems installed in the United States and worldwide. Systems are made in Canada, but the company has offices in Torrance and San Diego, California. Hydrogenics Corp. may consider a HyGen branded system. No cost share offer was made to us. Hydrogenics Corp. is publicly traded.

Proton Onsite: http://protononsite.com/products/hydrogen-generator/, System type: PEM. Proton Onsite was founded 18 years ago by former Hamilton employees. Keeping the stack technology almost unchanged since the 1990’s, Proton Onsite has built an international business selling small electrolyzer systems in the Lab H2 and small industrial market. Until early 2015, Proton Online did not have a commercial stack available larger than 10Nm3/h. Its new 50Nm3/h stack launched in 2015 and, by placing four stacks together, Proton Onsite is now promoting a Megawatt Electrolyzer System.

Giner, Inc. http://www.ginerinc.com/technologies, System type: PEM. Giner, a privately held company founded 43 years ago, has focused on cutting edge PEM technology for the United States Department of Energy, Department of Defense (Nuclear submarines), NASA, and the National Institutes of Health Giner is the only company in this sector that has been consistently profitable. Giner produces a standard 30Nm3/h stack, which can run at a higher temperature (80C) differential pressure (42+ Bar) and efficiency 41 kWh/kg or 96% HHV efficiency. Giner has extensive research and development dating back to the 1960’s with General Electric. Giner has industrial installations in Germany, France, Spain and the United States. It sells thousands of units per year to major OEM’s in the United Kingdom and Scotland. Giner’s technology runs at 50% higher current density than its closest competitor,

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and it is finalizing its next generation stack capable of delivering 207 Nm3/h (1 MW) (from a single stack), which will be the base module for future hydrogen refueling stations as well as the building block for power to gas and power to product applications requiring multi-MW systems.

Millennium Reign Energy (“MRE”): Ohio, http://residentialhydrogenpower.com/, System type: KOH. The electrolyzer manufactured by MRE is made in Ohio. MRE has a production line for its entire system. HyGen Vice Chairman, Richard Capua has visited the Ohio facility and was impressed with the operation. MRE employs laid-off auto workers. MRE has the best efficiency KOH System in the analysis at 46kwh/kg @ 145 psi output. With compression to storage pressure, this system could achieve 52kwh/kg dispensing pressure (5k psi). The system cost is the lowest of systems currently in the market at $450k in quantities of ten or more. MRE is hesitant to partner for a HyGen branded system. No delivery schedule problems are anticipated. Shipping costs are less than competitors. MRE is a private company. MRE is not able to cost share with the CEC project.

Avalence: Milford, CT: http://www.avalence.com/, System type: KOH. Avalence boasts a system outputting an impressive 2400 psi, which is unheard of for a KOH system due to liquid electrolyte bleed-through at higher pressures. Only solid electrolytes (PEM) have been able to output similar pressures. HyGen chief science officer, Glenn Rambach, has vetted the company and concluded that the technology is promising yet probably not ready for such an ambitious delivery schedule. There are also additional questions about the financial security of the company. Avalence offered to cost share all hardware to win the project. Efficiency is above 60 kWwh/kg.

Business Model

We plan to install and operate hydrogen generating equipment at existing gas stations, giving the station owner a percentage gross revenue or net profits interest in hydrogen sales.

Distributed Generation. Our tagline, “Clean Renewable Hydrogen,” is fundamental to our business model. Creating renewable hydrogen on-site requires the installation of electrolysis equipment with access to electricity from renewable sources, a compressor, and storage tanks. The basic infrastructure (water and electricity) is universally available.

Distributed generation means no new pipelines, truck deliveries, or large-scale hydrogen storage. Discussions with fire marshals confirm that permitting will be less problematic using smaller, lower-pressure storage tanks that require no new ingress routes for delivery vehicles.

Electricity Sourcing. Renewable energy can be derived from multiple sources including solar, wind, wave, and geo-thermal. Power generators expend capital and build new renewable facilities based on guaranteed future

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energy purchases. We believe the existing energy model complements the expansion of hydrogen refueling stations and the proliferation of FCEVs. Cars need fuel—it is not a discretionary expenditure. Selling more FCEVs drives the demand for renewables, expanding the ratio of clean versus polluting fuels. We believe hydrogen station expansion is market driven, requiring only a kick start from government. We believe the energy sector is ripe for skyrocketing private investment both in renewable power generation and on-site hydrogen production.

Energy Market. Extracting hydrogen from water by electrolysis consumes large amounts of electricity (18 MWh per day for each 2nd generation system). Management believes that by operating multiple facilities, HyGen would be a major buyer of renewable energy and have the ability to negotiate favorable Power Purchasing Agreements (“PPAs”). Individual station owners likely will not be able to negotiate a PPA and may not have the necessary capital/credit to lease hydrogen generating equipment. Accordingly, we believe HyGen would be an ideal partner for these businesses.

Hydrogen Market Size. According to the United States Energy Information Agency, in 2011, the United States consumed about 134 billion gallons of gasoline or a daily average of 367M gallons. California’s annual consumption is approximately 18B gallons. There are 120k gas stations nationwide and 9,700 in California.

The following table illustrates California station ownership. Our target markets are all station types except refiner-owned and operated stations.

Station Type	Number	Percentage
Total Stations	9700	100%
Refiner-owned and operated	970	10%
Major leased dealers	4462	46%
Branded independents.	2522	26%
Un-branded independents.	1746	18%

California Gas Station Ownership (http://www.energyalmanac.ca.gov/transportation/summary.html)

Apples for Apples (GGE)

Gallon Gasoline Equivalent (“GGE”) Definition. The term “GGE” is defined as the energy content equivalent of any motor fuel, including alternative fuels, to that of a gallon of gasoline. Any dispenser used for the sale of motor fuel must display GGEs as the primary display information. Hydrogen is dispensed by kilogram. One kilogram of hydrogen has the same energy content as one gallon (3.2 kilograms) of gasoline. However, a FCEV is three times more efficient than an internal combustion engine (“ICE”) and twice as efficient as a hybrid.

Theoretical California hydrogen sales might be expressed as the total gasoline gallon volume divided by an efficiency factor of between two and three. If a factor of 2.5 is assumed, the potential hydrogen volume per year could be expressed as 7.2B kilograms. In dollar terms, 18B gallons of gasoline at $3.93 per gallon of regular gasoline would be $70B. Our expectation is for hydrogen prices to keep parity with gasoline, at least in the short-term, making the potential California hydrogen market $70B. A 10% FCEV fleet ratio would be $7B. The total United States market is approximately eight times larger.

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Energy Efficiency Chart (source: Honda)

Pricing factors. Several considerations need to be evaluated before determining hydrogen prices, including the following:

•	Hydrogen prices must allow sufficient returns to satisfy capital
•	Profit for station owner
•	Electricity cost is the majority of the cost of goods sold (COGS)
•	Renewable (green) hydrogen should command a premium over brown hydrogen and heavy-polluters such as gasoline and diesel
•	Premium needs to be moderate
•	Renewable hydrogen will benefit from California Carbon Credits
•	Price competition from industrial gas companies

Phase 1 CEC Renewable Hydrogen Fuel Program

In co-operation with the CEC, HyGen proposes initially to build and operate three hydrogen fueling stations. Management anticipates that these stations will come online by March 2017 to accommodate the release of FCEVs from Toyota, Honda and Hyundai. CEC is funding approximately $5,250,000 of equipment and installation costs for three stations. HyGen had letters of intent from over 20 station owners in priority locations, three of which have signed definitive long term contracts with us, who may partner with us in exchange for a percentage of hydrogen sold, or for a lease of space by us. On July 26, 2016, we received notification that the owner of the Rohnert Park gas station had sold the property. After meeting with the new owner, HyGen has serious doubts whether our existing contract will be honored. We have communicated the position to the CEC. It is our understanding that one or two scenarios will result if the Rohnert Park contract is not honored. Either (a) we identify a new location and continue to build three hydrogen stations or (b) we build only two hydrogen stations and the grant is reduced by one-third. To date, HyGen has drawn funds from two of the station grants. No funds have been drawn from the third station.

HyGen also plans to offer to install more advanced systems and extend the existing arrangements. The CEC project, in which HyGen is participating, expects to use non-proprietary equipment from several established vendors. No technology advancements are required to complete this project and HyGen is not contributing any intellectual property. Maximum hydrogen production per station is anticipated to be 130 kg per day. We believe that a volume electrolyzer purchase will allow for significant reduction in overall costs. Each system will cost approximately $2.3M installed, as illustrated in the following table prepared by HyGen management and submitted to the CEC, not including allocable overhead and related soft costs:

Equipment	Install
Electrolyzer (HyGen proprietary specifications)- include main electrical power Circuit Breaker box	Permits etc.
Fuel dispenser (based on dual 350/700 Bar FTI quote)	Freight
Metering systems	Fuel dispenser third party commissioning
Compressed H2 gas storage tank(s)- 6,667 PSI (103 kg)	Fuel dispensing unit- vendor service cost
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Compressor	Freight for fuel dispenser unit
Pressure boost sub-system	Electrolyzer start-up & commissioning
Control system with Electric Utility ‘Smart Grid’ interface & remote monitoring system and sensors (e.g., cameras)	Electrolyzer recommended spare parts
Piping and other misc. hardware	Electrolyzer 1 Year consumable supplies
Special safety equipment	Other misc. freight & storage costs
Contingency	Site unique design (labor)- not incl. software
Unique software modifications for site
Installation labor (includes site preparation)
System inspection & testing
AC Power utility transformer & power hook-up for all station equipment (see comments)
Contingency
Hardware cost $1,914,106	Install cost $450,370
Total System $2,364,476 (full-breakdown available upon request)

System Cost CEC Project

Renewable electricity is expected to be sourced via merchant contracts. Initially, we do not expect to be able to negotiate a formal Power Purchase Agreement (PPA) from the outset of the CEC Phase 1 project. Management believes that after the second year of operation, the Company’s electricity usage will become established and a PPA will be feasible.

Program highlights:

•	$46.6 million funded
•	28 stations funded throughout California
•	Operation & Maintenance costs funding available in addition to main award
•	Preference for stations in Priority locations (as defined by CEC)

Second Generation System

Second Generation (“Gen 2”) systems are expected to integrate best-of-breed electrolyzer stack technology by Giner, Inc., a leading United States PEM company. Giner’s electrolyzer business deals mostly with government and military customers in the United States, while in Europe Giner has installed its products in Germany, France, Spain and the United Kingdom in various applications ranging from Bio-Methanation of CO2, to energy storage to mobility. Giner has also sold thousands of units worldwide for laboratory H2 applications. Phase 1 Systems currently being integrated for California refueling stations are modular in design with up to three cell stacks delivering 195 kg of H2 per day. HyGen and Giner expect that Gen 2 systems will be based on 1 MW stacks which each deliver 207 Nm3/h of H2 or 450kg/day. We believe that these stacks can be configured on a 40 inch container to deliver the fuel requirements of 150 cars per day without considering the buffer storage, making it viable to dispense 1,000 kg/day in a very small form factor servicing 300+ cars per day per station. All of Giner’s electrolyzer stacks are capable of delivering an efficiency of at least 46kwh/kg (85%+ HHV Efficiency) at 600 psi or more. For the last 15 years Giner has had a very close partnership with General Motors, characterizing and helping develop the best in class membrane electrode assembly’s (“MEA’s”) and materials needed for fuel cell stacks which will ultimately power General Motors’ FCEVs.

Efficiency gains in the region of 10-20% are anticipated and the form-factor of Gen 2 units is expected to be reduced to around the size of a commercial refrigerator. HyGen is in negotiations to obtain exclusive rights to market Giner’s PEM electrolyzer stacks for hydrogen fuel stations in the United States. The target price is $1.9M installed.

Gen 2 system goals:

•       Reduce cost of 390kg/day cell stack system price to $995k in 100 unit quantities

•       Improve system efficiency to at least 46kwh/kg at 600 psi or more

Although this plan does not include revenue projections for the sale and maintenance of these branded systems, we believe a market will undoubtedly exist should FCEVs become popular. There are approximately 220,000

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gas stations nationwide and most studies suggest that at least one-third of them would require an on-site generator or electrolyzer to enable hydrogen fueling capability, given their location vis a vis other sources of hydrogen.

Phase 2 Gen 2 System Deployment

Given the reliability that Giner products have demonstrated over the past two decades with Department of Defense, NASA, Department of Energy and other government agencies, management believes that HyGen will have the advantage of several years’ of data collection and an operational performance record of on-site hydrogen generating equipment at multiple locations before the expected general expansion phase for hydrogen fuel begins. We expect that our electrolyzer system will have been specially designed for deployment at gas stations and staff will have experience in permitting, installation, operating and maintenance. In addition, we anticipate that HyGen will have established a track record of significant renewable power usage.

There are a number of possible scenarios for FCEV adoption:

Market Response to FCEVs	Likely Scenario	HyGen Action
Low uptake (worst possible case)	Auto manufacturers sell a few thousand FCEVs in 2015 and abandon the technology in favor of an alternate ZEV	HyGen services these vehicles and ceases expansion
Moderate uptake	FCEV sales are promising but lack of infrastructure hampers more explosive growth	HyGen’s expansion Phase is delayed until conditions improve. Seek additional funding from CEC to deploy more stations
High uptake (best case)	Customers embrace FCEVs, Demand for hydrogen struggles to keep pace with vehicle sales	HyGen is well placed to meet customer demand and access capital markets to fund an aggressive expansion phase

Market Analysis

ZEV Comparison. Two vehicle types qualify as zero emission for the State of California’s Advanced Clean Car Program: battery electric and hydrogen fuel cell. Tesla Motors has earned praise for its Model S and attracted considerable investor attention. We believe it is clear that Tesla Motors has raised the profile of ZEVs. Management believes this will benefit FCEVs and HyGen.

Tesla chief executive officer Elon Musk is well documented in his dismissal of FCEVs and this is not surprising. Lack of hydrogen infrastructure explains Tesla’s insistence on a “battery-only” strategy. However, battery electric and fuel cell vehicles share a majority of the same components. Both use an electric motor to propel the car and either a battery or fuel cell to provide the electricity. HyGen has no insight into Tesla’s “Plan B” when hydrogen stations proliferate, but it would seem negligent of Tesla to have no medium term plan to offer a fuel cell option for the company’s vehicles. The efficiency of an electric motor over an internal combustion engine is not in debate. Electric vehicles convert about 59–62% of the electrical energy to power at the wheels—conventional gasoline vehicles only convert about 17–21% of the energy stored in gasoline to power at the wheels. Source Department of Energy, http://www.fueleconomy.gov/feg/evtech.shtml.

Electricity is an excellent energy transport medium but storage remains a challenge. According to the United States Energy Information Administration (“EIA”), the average American household uses 11,280 kWh. This equates to 1.28 kilowatts per hour of constant average use or 31 kWh per day. The Tesla Model S has two battery options, a 60 kWh and an 85 kWh. Driving a Tesla for one hour requires about the equivalent of double the entire daily electricity usage of the average American household—more for other countries. Storing this amount of electricity is problematic, requiring large batteries. The smaller of the two Tesla batteries weighs a half ton (1000lbs).

Summary of BEV challenges:

•	Weight versus range
•	Refueling time
•	Lithium-ion battery cost
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•	Grid capacity
•	Battery technology advancement lags behind other components

Weight versus Range Trade-off. BEV batteries for medium-size vehicles with moderate range are massively heavy. Tesla is probably the leader when it comes to BEV technology, both in terms of price and performance. We believe it is clear that Tesla achieves its range by adding additional weight to the vehicle. In comparison, the approximate weight of a fuel cell stack (Honda Clarity 2013 FCX), hydrogen tank and li-ion battery is approximately 50% less than Tesla’s 85 kWh battery option. The approximate weight of Tesla’s 85 kWh battery is 1,200 pounds or 540 kg. Clearly, the additional weight cripples efficiency.

Refueling/Recharging Time. Recharging time is the Achilles’ heel for a battery powered vehicle. If the intent is to go further than the shortest of trips (75 miles), a larger battery is required. Tesla claims decent range but pays the penalty with a larger battery. Normal charging (after installing expensive home charging equipment) is 6-10 hours. Fast charging stations, of which there are few, charge in 30-45 minutes. Even fast-charge times are totally impractical and concern remains about battery longevity and fast-charging.

240 mile charge for Tesla Model S 60 kWh battery
Standard 110 volt 12 amp	67.32 hours
NEMA 240 volt 24 amp	12:45 hours
NEMA 240 volt 40 amp	7.28 hours
High power 240 volt 40 amp with 2 chargers	3.44 hours

Tesla Charging Times

Tesla has partnered with SolarCity to upgrade customers’ garages with additional charging capability. Residential grids do not have the capacity to support mass adoption of these vehicles and infrastructure will require upgrading.

Lithium-ion battery cost. McKinsey Research estimates 2012 lithium-ion battery costs at $500-600 per kWh. At $550, the smaller of the Tesla battery options would be $33,000. Tesla does not release battery component costs but followers of the space credit the company with a cost advantage over the competition. In an interview with Barron’s (summer 2013), Mr. Musk is quoted as saying “improvements will cut the cost of the Model S battery to $10,000-$12,000.” Source http://www.mckinsey.com/insights/energy_resources_materials/battery_technology_

charges_ahead.

Tesla’s future target of $11,000 ($183 kWh) can be compared to the projected 2017 future cost of mass-produced fuel cells. According to the DOE, the 2017 predicted cost for fuel cell stack, including the BOP, is $30 per kWh ($47 kWh for 2012). A typical fuel cell is 100 kWh. Therefore, the mass-production cost is anticipated to be $3,000 per fuel cell. Additional costs need to be factored for the 1.5 kWh hour lithium-ion battery and hydrogen storage tank but the gulf is still large even without factoring in the auto manufacturers’ profit and dealer markup.

BEVs and FCEVs will compete for share in California’s ZEV market starting in 2015. Three key factors will influence customer purchasing: (1) price, (2) range, and (3) refueling time.

BEVs will be more expensive and have a much shorter range. If the auto dealership can convince the customer that they will never need to travel more than the range of the vehicle during its lifetime, then BEVs have a shot at the lion’s share of ZEV sales. Otherwise, we believe FCEVs will prevail.

Industrial / Fossil Fuel Hydrogen. According to the Clean Energy States Alliance, between 9M and 11M metric tons of hydrogen are produced each year in the United States. The majority of production is used as an industrial gas and not as an energy carrier for stationary power and transportation markets. Commercially produced hydrogen uses include oil refining (hydro-treating crude oil as part of the refining process to improve the hydrogen to carbon ratio of the fuel), food production (hydrogenation), metal treatment, ammonia fertilizer production and many other industrial uses. The majority of today’s hydrogen is created by steam methane reformation (“SMR”), chiefly from natural gas, which is primarily methane. SMR can also be used in distributed hydrogen generation and should be considered a competitive source to HyGen’s electrolysis method, which utilizes renewable electricity rather than natural gas in the production process. It must be noted that on-site pollution generated by the SMR process may face fines from local air districts and earn little or no carbon credits.

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SMR is not without issues. In the past, the CEC has awarded funding for SMR hydrogen stations but these stations have not been permitted as safe to operate by any of the State’s fire marshals. Specific concerns include delivery of large quantities of hydrogen (1,000 kgs+) for above ground storage at 12k psi. HyGen does not have this problem. Some of the leading players in this industry include Air Liquide, Praxair, Linde and Air Products.

According to the Clean Energy States Alliance, in the current hydrogen market, deliveries of industrial-grade high purity (99.95%+) hydrogen at medium to large volumes are typically priced at around $17-21 per kilogram, plus freight, rental, and hazmat charges. For smaller volumes of between four and 15 kilograms, hydrogen gas costs are estimated to vary widely from $21-83 per kilogram depending on service model, delivery frequency, and distance from the gas supplier fill plant (Cohen and Snow, 2008).

Fuel cell applications require a higher level of hydrogen purity than is typical for many industrial applications and, accordingly, often entail higher costs of delivery. The hydrogen market is divided into two segments, captive and merchant. Captive production hydrogen is used on-site, such as at oil refineries. Merchant hydrogen is produced for delivery to other locations as an industrial gas.

Type	2009	2010	2011	2016
Captive	6,224	5,662	5,579	5,825
Merchant	1,908	3,007	3,379	4,770
Total	8,245	8,948	9,303	11,209

United States Hydrogen Production per metric ton (1000kg)

(Source http://www.hydrogen.energy.gov/pdfs/12014_current_us_hydrogen_production.pdf)

According to the California Fuel Cell Partnership, as of November 2015, only nine retail public hydrogen stations exist in the State of California. Total breakdown of hydrogen stations for transportation fuels are: All (58) | Retail (4) | In Development (45) | Non-retail (9).

Source California Fuel Cell Partnership http://cafcp.org/stationmap

Renewable Electricity. Large commercial electricity users often buy their electricity from “energy service providers” instead of the utility companies. This process is known as “direct access.” Direct access allows volume electricity customers to purchase electricity directly from any electricity supplier in the competitive wholesale power market instead of from their utility. However, even with direct access, the electricity is still delivered by the utilities and a transport and distribution fee is charged.

Our planned three station pilot program is expected to use renewable energy purchased directly from investor-owned/municipal utilities. An alternative solution is to use Direct Access Renewable Energy Certificates (“REC”)/Merchant Contract with local utilities to buy renewables. RECs allow for purchase of renewables even where local utilities do not offer renewable contracts.

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Production Phase. With 100 stations, management believes HyGen would be the largest buyer of renewable power – (18 MWh per station for 390 kg system = 1.8 GWh/day). Buyers of renewable electricity on this scale are rare and the Company expects to eventually be in a position to negotiate PPAs directly with energy producers.

The production of hydrogen via electrolysis effectively “stores” electricity, making a market for off-peak renewables such as wind power. The ability for HyGen to purchase off-peak energy (that would ordinarily not be produced) would add to the bottom line for producers and could make marginal projects feasible.

Automotive Manufacturers

Expected start of retail FCEV sales
Toyota	2015 (currently available with demand outpacing supply)
Honda	2016 (pilot lease program since 2008)
Hyundai	2015 (currently available with demand outpacing supply)
GM	2016
Nissan	2018 or later
Ford	2018 or later
Daimler	2018 (previously ran a pilot F-Cell lease program)

FCEV Roll-out Timetable

Honda-Model Clarity FCX. Honda released the 2013 FCX as a lease program in the Southern California market. Although the vehicles were hand-built, Honda claimed the car was capable of being mass-produced and sold at a price comparable with high-end hybrids. The lease program was by application only to residents of Torrance, Santa Monica, and Irvine (determined by hydrogen station proximity).

Improvements over the previous Clarity FC model:

•	Over 397 pounds lighter
•	120% better power-to-weight ratio
•	20% more fuel efficient
•	45% more compact and 10% more energy-efficient

Honda is expected to release a mass-production new Clarity model in Spring 2016.

Miles-Per-Kilogram (City/Highway/Combined)	60 / 60 / 60
Driving Range	240
Fuel Capacity / Tank Pressure	3.92 kg @ 5000psi
Proton Exchange Membrane Fuel Cell (PEMFC)	Standard
Power Output	100kW
Fuel Cell Stack Weight (lbs)	148
0-60 mph	9.7 sec
Top Speed	100 mph

Honda Clarity 2013 FCX Specifications

Hyundai-Model ix35 (Tucson in US) Fuel Cell. The 2013 model ix53 (Tucson) FCEV is Hyundai’s third generation fuel cell offering. The company claims “World’s first series production FCEV.” Shipping in limited quantities to Europe, Hyundai plans to manufacture “1000 vehicles in 2015 and 10,000 soon after.” (Source: http://www.hyundai.co.uk/about-us/environment/hydrogen-fuel-cell) Hyundai’s Byung-Ki Ahn (Principal Engineer & General Manager, Fuel Cell Group) believes a 20–30% price premium above conventional vehicles is the most consumers will be happy to pay for an early FCEV. According to Hyundai’s website, the vehicles have logged two million miles in some of the most extreme driving conditions on Earth—from the Death Valley to the Baltic ice fields of Sweden.

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Miles-Per-Kilogram (City/Highway/Combined)	60 / 60 / 60
Driving Range	369
Proton Exchange Membrane Fuel Cell (PEMFC)	Standard
Power Output	100kW
0-62 mph	12.5 sec
Top Speed	99 mph

Hyundai ix35 FCEV Specifications

At the November 2013, Los Angeles Motor Show, Hyundai announced a 2014 lease program for its Tucson FCEV. The South Korean automaker offers the car on a $499 a month, 36-month lease with a $2,999 down payment and free hydrogen for the life of the lease. Currently, the company is no longer taking inquiries due to over-subscription. (Source http://www.latimes.com/business/autos/la-fi-hy-auto-show-hyundai-tucson-debut-20131120,0,50557.story#ixzz2lVz3NTuu)

Toyota-Mirai. Toyota unveiled its 2015 FCEV offering at the November, 2013 Tokyo Motor Show and began selling it in the fourth quarter of 2015. In the American market, the 2016 model year Toyota Mirai will cost around US$57,500 before any government incentives, and a leasing option for 36 months will be available with a US$3,649 down payment and a lease rate of US$499 per month. Several states have established incentives and tax exemptions for fuel cell vehicles. As a zero-emission vehicle (“ZEV”), the Mirai will be eligible for a purchase rebate in California of US$5,000 through the Clean Vehicle Rebate Project. The existing federal tax credit for fuel cell vehicles expired on December 31, 2014.

Daimler-Model F-Cell B Series. Mercedes F-Cell B Series disclosed a lease program similar to Honda in California. Mercedes reportedly plans to introduce its first hydrogen fuel cell vehicle at the 2017 Frankfurt Motor Show. The car is expected to be based on the automaker’s 2017 GLC and is anticipated to hit showrooms in Europe in 2018 as the GLC F-Cell.

General Motors. General Motors (“GM”) is an acknowledged leader in fuel cell technology, ranked number one in total fuel cell patents filed between 2002 and 2012 (Giner developed). GM has developed several fuel cell vehicles since the late 1960s. Its Project Driveway program, launched in 2007, has accumulated nearly three million miles of real-world driving in a fleet of 119 hydrogen-powered vehicles.

Station Recruitment

HyGen has recruited partner stations to participate in future CEC programs. We believe our business model of revenue sharing in exchange for siting electrolysis equipment at gas stations compares favorably with profits from gasoline sales. However, we expect station owners to become more aggressive in revenue-share demands as hydrogen sales increase and other vendors appear with HyGen-like proposals. In addition, the potential exists to sell HyGen branded systems to owners with sufficient wherewithal to finance and execute their own renewable energy contracts.

Agreements with Everlasting Investments, LLC

On or about January 17, 2017, we entered into a revolving promissory note (the “Note”) with Everlasting Investments, LLC, a Nevada limited liability company (“Everlasting”), in the amount of $200,000, bearing simple interest at the rate of 10% per annum and payable principal and accrued but unpaid interest in full on April 30, 2017 or sooner from the first net proceeds received by us from this offering. Everlasting covenanted to lend to us at least $50,000 on or before February 20, 2017 and at least an additional $150,000 on or before March 20, 2017 to the extent requested by us. In the event we raise more than $3,500,000 from this offering (“Milestone”), Everlasting will receive additional interest in an amount equal to 50% of the outstanding principal amount of the Note at the time of the Milestone. As additional consideration for the proceeds of the Note, we issued to Everlasting 100,000 warrants to purchase 100,000 shares of our common stock exercisable until January 17, 2020 at an exercise price of $5.00 per share (the “Warrants”). The Warrant will be earned by Everlasting once it makes its first advance to us under the Note, regardless of the amount of the advance. We expect to borrow at least $50,000 on this revolving promissory note.

On or about January 17, 2017, we and Everlasting entered into a stock purchase agreement (each a “SPA”) with Richard Capua, our president and a director of HyGen, and Paul Staples, a director of HyGen, (each a “Seller”). Pursuant to each SPA, each Seller has agreed to sell 1,000,000 shares of our common stock currently owned by each

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Seller to Everlasting at a price of $0.02 and $0.025 per share, respectively, provided Everlasting purchases at least 400,000 shares in this offering.

Bridge Note

The Company has one bridge note (the “Note”) outstanding in the aggregate principal amount of $20,000 issued in November 2015, bearing simple interest at the rate of 10% per annum, with an extended maturity date of February 28, 2018 . The outstanding principal and interest of the Note are payable from the first net proceeds of this offering, or on the maturity date, whichever occurs first. The Note also provides for bonus interest (“Bonus Interest”) equal to 50% of the original principal amount of the Note, for a total of $10,000, payable from the net proceeds of this offering in excess of $3,500,000. The Bonus Interest is only payable to the extent that the net proceeds of this offering exceed $3,500,000, and is otherwise not due. In connection with the issuance of the Note, the Company agreed to issue a total of 10,000 warrants to purchase 10,000 shares of our common stock for a period of three years from the date of issuance of the warrants, at an exercise price of $5.00 per share on a cash only basis. The warrants are issuable on or before the maturity date of the Note. We may issue more bridge notes in the future.

Competition

The investment in renewable hydrogen fuel to date in California has been led primarily by the state government with industrial gas suppliers, such as Air Products, Linde, and Air Liquide. Only a handful of investments have been made by what we might consider a third party developer (e.g., Hydrogen Frontiers) who does not also serve as a vendor of equipment. We do not currently own any intellectual property or proprietary technology for the distributed generation of hydrogen. Many companies manufacture electrolyzers and there is nothing we can do to prevent competitors from replicating our strategy. We expect competition to intensify further in the future. Current and new competitors can launch new products and can compete in the market place. Electricity is the largest percentage of cost of goods sold (COGS). Access to renewable electrical power at favorable prices will be a key factor in our success. Competitors will need to execute large multi-megawatt PPAs to maintain a competitive position. In addition to water electrolysis, strong competition will emerge from industrial gas companies, utilizing a centralized distribution model. Industrial gas companies may be able to supply hydrogen to station owners at a lower cost than HyGen can profitably generate the hydrogen gas in on-site tanks. In addition, large multi-national gas companies may subsidize the cost of hydrogen in an attempt to discourage the generation of hydrogen from clean, renewable sources. HyGen will devote a percentage of overhead toward lobbying state government to promote and incentivize clean, renewable hydrogen. Management believes we can compete effectively, but we cannot assure that competition will not impair the maintenance and growth of our planned businesses.

Government Regulation

The Company will be subject to government regulations in the conduct of its business which tend to increase costs and potentially have a material adverse impact on the Company’s operating results, financial condition and business performance, including but not limited to (1) employment laws generally applicable to all businesses, including laws covering wages, working conditions, health, safety, working hours and similar matters, (2) laws designed to protect the environment, including those applicable to energy operations, (3) laws enforced by the Federal Trade Commission (“FTC”) and equivalent state agencies governing advertising and representations made by businesses, and (4) laws enforced by the Department of Energy and equivalent state agencies. Compliance with laws, rules and regulations applicable to conducting commerce on the Internet is also a challenge for the Company. See “RISK FACTORS - Our business is subject to various government regulations.”

Employees

As of the date of this Offering Circular , we had no full-time employees and three independent contractors, two of whom are executive officers of HyGen Industries, Inc. We plan to actively hire employees at such time as the Company has sufficient capital or financing to fund the expanded launch of its business plan.

Property

We are a virtual company and currently lease no office space. Our address at 11693 San Vicente Boulevard, Suite 445, Los Angeles, California 90049 is a mailing address.

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Seasonality

Our operations may be materially affected by seasonality. Hydrogen fuel is likely to have higher sales volumes during the spring and summer months and holidays when drivers are more likely to be on the roads. Lower sales volumes may be experienced at other times during the year. Fuel consumption may, however, be adversely affected by weather conditions such as cold or excessively warm temperatures and excess wetness or drought, to the extent that weather affects travel patterns.

RISK FACTORS

The purchase of shares of our common stock involves substantial risks. Each prospective investor should carefully consider the following risk factors, in addition to any other risks associated with this investment, and should consult with his own legal and financial advisors.

Cautionary Statements

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance of our renewable hydrogen fueling stations, unrecoverable losses from theft, intense competition for customers, supplies, and government grants, including entry of new competitors, lack of demand for renewable hydrogen fuel, adverse federal, state, and local government regulation, absence of suitable sites for station installation, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving us or our employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of our operating results and financial condition, adverse publicity and news coverage, the failure of business acquisitions to be successful or profitable, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Offering Circular or in other reports issued us or third party publishers.

Risks Relating to Business

We have a limited operating history and have yet to earn a profit because we have earned no revenue, which makes it difficult to accurately evaluate our business prospects. We have limited assets, limited operating history and have no operating revenues to date. Thus, our proposed business is subject to all the risks inherent in new business ventures. The likelihood of success of our must be considered in light of the expenses, complications and delays frequently encountered with the start-up of new businesses and competitive environment in which start-up companies operate. We own no patents, nor have we applied for them.

We have only conducted a limited number of market studies. We have only conducted limited formal market studies concerning the demand for our proposed renewable hydrogen fueling stations. There is no independent confirmation of public acceptance of the concept; however, management believes the public acceptance of renewable hydrogen fueling stations will be favorable based on their internal research and experience.

Our business plan is speculative. Our planned businesses are speculative and subject to numerous risks and uncertainties. The design and development of our proposed renewable hydrogen fueling stations may not succeed in creating any commercial products or revenue due to functional failure, lack of acceptance or demand from the marketplace, absence of hydrogen powered vehicles. technological inefficiencies, competition, or for other reasons. The demand for renewable hydrogen fueling stations is uncertain, even if favorable legislation progresses. The burden of government regulation on renewable hydrogen industry participants is uncertain and difficult to quantify. There is no assurance that we will ever earn revenue or a profit.

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Historically, we have conducted little research and development and do not own significant proprietary intellectual property or technology. As discussed, we do not expect to develop new proprietary products and services for renewable hydrogen in the near term. In the long run, we may change our policy and engage in research and development either organically or through strategic acquisition. If that change occurs, the development efforts for new products may fail to result in any new commercial technology, products or services, or any proprietary or patentable technology. The products may not work, competitors may develop and sell superior products performing the same function, or industry participants may not accept or desire those products. We may not be able to protect our proprietary rights, if any, from infringement or theft by third parties. Government regulation may suppress or prevent marketing and sales of those products, even if they can be commercialized. We may have inadequate capital to successfully execute this aspect of our business plan.

Financial projections included with this Offering Circular may prove to be inaccurate. Financial projections concerning our estimated operating results may be included with the Offering Circular. Any projections would be based on certain assumptions which could prove to be inaccurate and which would be subject to future conditions, which may be beyond our control, such as general industry conditions. We may experience unanticipated costs, or anticipated revenues may not materialize, resulting in lower operating results than forecasted. We cannot assure that the results illustrated in any financial projections will in fact be realized by us.

We may not be able to successfully compete against companies with substantially greater resources. The renewable hydrogen industry is intensely competitive and we expect competition to intensify further in the future. We will be subject to competition from well-established renewable hydrogen companies that have all necessary government permits.

We may be required to collect sales and other taxes. New excise taxes may be imposed on the sale and production of renewable hydrogen by federal and state taxing authorities, suppressing sales. New government tax regulations may require that we as the supplier be responsible to collect those excise taxes, increasing our costs and risks. We expect to file quarterly sales tax returns with the State of California.

We cannot assure that we will earn a profit or that our renewable hydrogen fueling stations will be accepted by consumers. Our business is speculative and dependent upon acceptance of our renewable hydrogen fueling stations by consumers, and the availability and demand for hydrogen vehicles. Our operating performance will be heavily dependent on whether or not we are able to earn a profit on the sale of our planned renewable hydrogen fuel. We cannot assure that we will be successful or earn any revenue or profit, or that investors will not lose their entire investment.

Our business is subject to various government regulations. We are subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. We are qualified to do business in one state in the United States, and our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify, and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations, and financial condition.

We may not have adequate capital to fund our business. We will have limited capital available to us, to the extent that we raise capital from this offering. If our entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then our financial condition, results of operations, and business performance would be materially adversely affected. We cannot assure that we will have adequate capital to conduct our business.

We may incur uninsured losses. Although we maintain modest theft, casualty, liability, and property insurance coverage, along with workmen’s compensation and related insurance, we cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. In particular, we may incur liability if one of our renewable hydrogen fueling stations is deemed to have caused a personal injury. Should uninsured losses occur, the holders of our common stock could lose their invested capital.

We will be subject to potential litigation. As a manufacturer and seller of commercial goods, we will be exposed to the risk of litigation for a variety of reasons, including product liability lawsuits, employee lawsuits,

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commercial contract disputes, government enforcement actions, and other legal proceedings. We cannot assure that future litigation in which we may become involved will not have a material adverse effect on our financial condition, operating results, business performance, and business reputation.

We cannot assure that we will have the resources to repay all of our liabilities in the future. We have liabilities and may in the future have other liabilities to affiliated or unaffiliated lenders. These liabilities represent fixed costs, which are required to be paid regardless of the level of business or profitability experienced by us. We cannot assure that we will not incur debt in the future, that we will have sufficient funds to repay our indebtedness or that we will not default on our debt, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business. We may utilize purchase order financing from third party lenders when we are supplying or distributing goods, which would increase our costs and the risks that we may incur a default, which would harm our business reputation and financial condition. We cannot assure that we will be able to pay all of our liabilities, or that we will not experience a default on our indebtedness.

We may incur cost overruns in the development, production and distribution of our products. We may incur substantial cost overruns in the development of renewable hydrogen fueling stations. Management is not obligated to contribute capital to us. Unanticipated costs may force us to obtain additional capital or financing from other sources, or may cause us to lose our entire investment in us if we are unable to obtain the additional funds necessary to implement our business plan. We cannot assure that we will be able to obtain sufficient capital to successfully continue to implement our business plan. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of the shareholders’ investment in us is diminished.

We will compete with other hydrogen fuel industry participants for California monetary grants through the California Energy Commission (CEC) or other state agencies. While we intend to continue to apply for periodic grants offered by the CEC and other California state government agencies, there is no assurance that we will be granted any of them. Larger well-funded hydrogen industry participants with more capital and management resources than us will intensely compete for grants, and may prevail over us in obtaining them.

If we are unable to pay for material and services timely, we could be subject to liens. If we fail to pay for materials and services for our business on a timely basis, our assets could be subject to material men’s and workmen’s liens. We may also be subject to bank liens in the event that we default on loans from banks, if any.

Directors and officers have limited liability. Our bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by California law. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

If we were to lose the services of our key personnel, we may not be able to execute our business strategy. Our success is substantially dependent on the performance of our executive officers and key employees. The loss of any of our officers or directors could have a material adverse impact on us. Three of our former executive officers and two of our former directors resigned from their positions with the Company in May 2016 and on June 2, 2016. We will generally be dependent upon Richard Capua, Paul Dillon, and Glenn Rambach, for the direction, management and daily supervision of our operations.

If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively. Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition for such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, our future success will depend in large part on our ability to retain key consultants and advisors. We cannot assure that any skilled individuals will agree to become an employee, consultant, or independent contractor of HyGen. Our inability to retain their services could negatively impact our business and our ability to execute our business strategy.

We have only one independent director. Currently, the members of our board of directors are Paul Staples, Paul Dillon, Alexander Kolb, Richard Capua, Glenn Rambach, and Dr. Woodrow Clark II. Only one of our directors, Alexander Kolb, is considered an “independent director,” as defined under Financial Industry Regulatory Authority, Inc. (“FINRA”) listing standards and Nasdaq Marketplace Rules. Currently we do not have any committees of the

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board of directors. We plan to form audit and compensation committees in the future, but may need to add one or two independent directors with financial acumen before we can form those committees.

The consideration being paid to our management was not based on arm’s length negotiation. The common stock and cash consideration paid or being paid by us to our management have not been determined based on arm’s length negotiation. While management believes that the consideration is fair for the work being performed, we cannot assure that the consideration to management reflects the true market value of its services.

Our bylaws may be amended by our board and our articles and bylaws may be amended by a majority vote of our shareholders. Under the California Corporations Code, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding shares of each class entitled to vote as a class, unless the certificate requires the vote of a larger percentage of shares. Our Articles of Incorporation do not require the vote of a larger percentage of shares. As permitted under the California Corporations Code, our bylaws give our board of directors the power to adopt, amend, or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend, or repeal our bylaws.

Risks Related to the Offering

There is no minimum capitalization required in this offering. We cannot assure that all or a significant number of shares of common stock will be sold in this offering. Investors’ subscription funds will be used by us as soon as they are received, and no refunds will be given if an inadequate amount of money is raised from this offering to enable us to conduct our business. Management has no obligation to purchase shares of common stock. If we raise less than the entire amount that we are seeking in the offering, then we may not have sufficient capital to meet our operating requirements. We cannot assure that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us. Under such circumstances, investors in our common stock could lose their investment in us. Furthermore, investors who subscribe for shares in the earlier stages of the offering will assume a greater risk than investors who subscribe for shares later in the offering as subscriptions approach the maximum amount.

We determined the price of the shares arbitrarily. The offering price of the shares of common stock has been determined by management, and bears no relationship to our assets, book value, potential earnings, net worth or any other recognized criteria of value. We cannot assure that price of the shares is the fair market value of the shares or that investors will earn any profit on them.

After this offering, we will be subject to lesser reporting requirements than those applicable to more mature public companies. We may elect to report as a Regulation A+ (Tier 2) company for an indefinite period of time after the conclusion of this offering. As such, our reporting requirements would be considerably less than a reporting company under Section 12 or 15(d) of the Exchange Act, even for an emerging growth company. If we elect to report as a public company under the Exchange Act, we would initially qualify as an emerging growth company. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that do not qualify as emerging growth companies. For example, as an emerging growth company and as a Regulation A+ (Tier 2) reporting company, we are exempt from the following requirements, among others:

-	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
-	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
-	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
-	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of a June 30 fiscal year end, in which case we would no longer be an emerging growth company as of the following June 30. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find

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our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A+ for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

We are dependent on our executive officers and key employees for the management of our business, and their loss and failure to replace them could have a material adverse effect on our financial condition and operating results. In order to be successful, we must have qualified, competent managers and engineers. There is no assurance that we will be able to retain and recruit the professional personnel we need to execute our business plan. On June 2, 2016, Richard Capua, our Vice Chairman, replaced Paul Staples as the Company’s President (Mr. Staples resigned as Chief Executive Officer and Chairman and Mr. Capua was appointed President and Interim Chairman). The Board approved Mr. Capua as President for 90 days to be reviewed at that time, with the possibility that a new President from the outside may be recruited. We also recently replaced our Project Manager who was our chief Operating Officer.

Risks Related to Our Common Stock

If we issue additional shares of our stock, shareholders may experience dilution in their ownership of us. We are authorized to issue up to 490,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. We have the right to raise additional capital or incur borrowings from third parties to finance our business. Our board of directors has the authority, without the consent of any of our stockholders, to cause us to issue more shares of our common stock and preferred stock. Consequently, shareholders may experience more dilution in their ownership of us in the future. Our board of directors and majority shareholders have the power to amend our certificate of incorporation in order to effect forward and reverse stock splits, recapitalizations, and similar transactions without the consent of our other shareholders. We may also issue net profits interests in HyGen. The issuance of additional shares of capital stock or net profits interests by us would dilute shareholders’ ownership in us.

We cannot assure that we will pay dividends. We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our capital base and our potential to acquire other businesses. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase shares of our common stock. We cannot assure that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors.

Our principal shareholders own voting control of HyGen Industries. Our current officers, directors, founders, and principal shareholders currently own a total of 9, 740 ,000 shares of our common stock or approximately 96.5 % of the total issued and outstanding capital stock of the Company prior to this offering. Our principal shareholders will own approximately 69.6 % of the outstanding votes assuming that 4,000,000 shares of common stock are issued pursuant to this offering , as it may be extended, including the 93,128 shares already sold as of January 25, 2018. Assuming Everlasting Investments, LLC (“Everlasting”) closes the purchase of 2,000,000 shares of our common stock from two of our directors in accordance with agreements made by it with them, then our officers, directors and founders would own a total of 7, 740 ,000 shares of our common stock or approximately 76.7 % of the total issued and outstanding capital stock of the Company, accounting for 93,128 shares issued so far in this offering, and approximately 55.3 % of such total if 4 , 000,000 shares are sold in this offering , which includes the 93,128 already sold as of January 25, 2018 . If Everlasting purchases the 2,000,000 shares and its owner does not join the Company’s Board of Directors, the directors and officers of the Company (not including other founders) would own approximately

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6,000,000 shares of our outstanding common stock, or approximately 42.9% of the total issued and outstanding common stock of the Company, assuming this offering is fully subscribed. These shareholders are able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our shareholders.

We cannot assure that a public trading market for our common stock will ever be established. At present, there is no active trading market for our securities, and we cannot assure that a trading market will develop. Our common stock has no trading symbol. In order to obtain a trading symbol and authorization to have our common stock trade publicly, we must file an application on Form 211 with, and receive the approval by, the Financial Industry Regulatory Authority (“FINRA”), of which there is no assurance, before active trading of our common stock could commence. If our shares of common stock ever publicly trade, they may be relegated to the OTC Pink Sheets or an Alternative Trading System (an “ATS”). The OTC Pink Sheets and ATS’ provide significantly less liquidity than the OTC-QB and OTC-QX Markets, the NASDAQ automated quotation system, or the NASDAQ Capital Market. Prices for securities traded solely on the Pink Sheets may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original price or at any price.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Our common stock would be subject to the “Penny Stock” rules of the Securities and Exchange Commission if it were publicly traded, and may be difficult to sell. Our shares of common stock are “penny stocks” because they are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks and that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse. Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
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•	boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;
•	excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and
•	the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive, within the confines of practical limitations, to prevent the described patterns from being established in our shares of common stock. The occurrence of these patterns or practices could increase the volatility of our share price.

DIVIDEND POLICY

We have not declared or paid any cash dividends and do not intend to pay cash dividends in the near future on our shares of common stock. Cash dividends, if any, that may be paid in the future to holders of common stock will be payable when, as and if declared by our board of directors, based upon the board’s assessment of our financial condition, our earnings, our need for funds, whether any preferred stock is outstanding, to the extent the preferred stock has a prior claim to dividends, and other factors including any applicable laws. We are not currently a party to any agreement restricting the payment of dividends.

CAPITALIZATION

The following table sets forth as of June 30, 2017 (i) our capitalization and (ii) our capitalization as adjusted to reflect the sale of 4,000,000 shares at a purchase price of $5.00 per share in this offering, and the application of the estimated net proceeds from this offering as described under “USE OF PROCEEDS.”

	June 30, 2017
	Actual (Audited) (1)	As Adjusted (2)
Shareholders’ Equity:
Common Stock, par value $0.001 per share, 490,000,000 shares authorized, 10,018,519 shares issued (3) , 14,000,000 shares issued, as adjusted (4)	$10,019	$14,000

Preferred Stock, par value $0.001 per share, 10,000,000 shares authorized, No shares issued or outstanding, No shares issued or outstanding, as adjusted	-0-	-0-

Additional Paid in Capital	$326,037	$18,039,646

Retained Earnings (Deficit)	($913,752)	($913,752)

Total Shareholders’ Equity	($577,696)	$17,125,894

Total Debt and Shareholders’ Equity	($577,696)	$17,125,894

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(1)	Reflects the sale of 18,519 shares of our common stock by us to outside investors in the First Reg A Offering at $5.00 per share from March 22, 2017 to June 30, 2017. Does not reflect a total of 74,609 shares of our common stock sold by us to outside investors in the First Reg A Offering at $5.00 per share from July 1, 2017 to January 25, 2018.

(2)	The capital to be raised from the sale of the shares of common stock after June 30, 2017 in this offering is expected to be a potential maximum of $19,907,405, including $373,045 raised by us in the First Reg A Offering from July 1, 2017 to January 25, 2018. The actual capitalization is adjusted to reflect the assumption that 3,981,481 additional shares of our common stock, including 74,609 shares of common stock sold by us in the first Reg A Offering from July 1, 2017 to January 25, 2018, are issued for $19,907,405 of capital pursuant to this offering, with $2,189,815 deducted for the estimated offering costs for the placement of the common stock.

(3)	Includes, as of June 30, 2017 , 2,700,000 shares of common stock owned by Paul Staples, a director, 1,000,000 shares of common stock owned by Paul Dillon, our chief financial officer, secretary, vice president of business development, and a director, 3,200,000 shares of common stock owned by Richard Capua, our interim chairman and president, 1,000,000 shares of common stock owned by W. Woodland Hastings, previously our chief environmental officer and a director until June 2, 2016, 1,000,000 shares of common stock owned by Alexander Kolb, a director, 890,000 shares of common stock owned by James Provenzano, previously our chief operating officer and a director until May, 2016, 50,000 shares of common stock owned by Glenn Rambach, our chief science officer and a director, 50,000 shares of common stock owned by Dr. Woodrow Clark II, a director, and 10,000 shares of common stock owned by Clean Air Now, a non-profit corporation of which James Provenzano is the president and W. Woodland Hastings is the secretary.

(4)	The total number of shares of our common stock outstanding assumes that the maximum number of shares of common stock is sold in this offering.

DILUTION

As of June 30, 2017 , the net tangible book value of HyGen was ( $577,696) or approximately ( $0.058 ) per share of common stock. See “CAPITALIZATION.” Net tangible book value per share consists of stockholders’ equity divided by the total number of shares of common stock outstanding. Without giving effect to any changes in such net tangible book value after June 30, 2017, other than to give effect to the sale of 3,981,481 shares of common stock offered by us after June 30, 2017 (including 74,609 shares of common stock sold by us from July 1, 2017 to January 25, 2018), the pro forma net tangible book value at June 30, 2017 would have been $17,130,709 or

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approximately $1.22 per share. Thus, as of June 30, 2017, the net tangible book value per share of common stock owned by our current stockholders would have increased by approximately $1.28 without any additional investment on their part and the purchasers of the shares will incur an immediate dilution of approximately $3.78 per share from the offering price. “Dilution” means the difference between the private placement price and the net tangible book value per share after giving effect this offering. The following table illustrates the dilution which investors participating in this offering will incur and the benefit to current stockholders as a result of this offering.

Private Placement Price per Share (1)	$5.00

Net Tangible Book Value per Share before Offering	($0.0 58 )

Increase in Net Tangible Book Value per Share Attributable to Shares Offered Hereby	$1.28

Net Tangible Book Value per Share after Offering	$ 1.22

Dilution of Net Tangible Book Value per Share to Purchasers in this Offering	$ 3.78

________________________________

(1)	Before deduction of offering expenses.

Investor Cash Capital Contribution	Number of Investor Shares	Price Per Share to Investor

$20,000,000	4,000,000	$5.00

Founders Cash Capital Contribution	Number of Founder Shares	Cash Price Per Share to Founders (1)

$280,134	10,000,000	$0.028

(1)	Does not include the amount of loans or contributions of property made by the founders to the Company from time to time, nor the value of their services.

MANAGEMENT

Executive Officers and Directors of HyGen Industries

The table below sets forth our directors and executive officers of as of the date of this Offering Circular.

Name	Position	Age	Term of Office	Approximate Hours Per Week

Richard Capua	President and Interim Chairman	71	Inception to Present (1)	(2)(4)

Paul Dillon	Director, Chief Financial Officer, Secretary, and Vice President of Business Development	60	Inception to Present (1)	(2)

Glen Rambach	Director and Chief Science Officer	63	Inception to Present (1)	(3)

Paul Staples	Director	64	Inception to Present (1)	(4)
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Alexander Kolb	Director	65	Inception to Present (1)

Dr. Woodrow Clark II	Director	72	Inception to Present (1)

(1)	This person serves in this position until the person resigns or is removed or replaced by a duly authorized action of the Board of Directors or the shareholders. This person has been in the indicated position with the Company since the Company’s inception in August 2014, or since the date indicated, if not since inception.

(2)	This person works full-time for the Company.

(3)	This person works part-time for the Company, approximately 10 to 15 hours per week.

(4)	Paul Staples voluntarily resigned as Chairman and Chief Executive Officer of the Company on June 2, 2016, and Richard Capua was on that date appointed President and interim Chairman of the Company.

Richard Capua has been a director and was the executive vice president/construction manager of HyGen from its inception in August 2014 until June 2, 2016, when he was elected to be the interim Chairman and President of the Company. Mr. Capua has been a general contractor since 1988. Mr. Capua was the director of Matrix Engineers and Contractors from 1988 to 2006. While with Matrix Engineers and Contractors, he registered with the Central Contractors Registration (“CCR”) and was awarded a Commercial and Government Agency Code. At Matrix Engineers and Contractors, Mr. Capua was responsible for the following hydrogen fuel station projects: (1) Clean Air Now/Xerox at El Segundo, prime contractor in 1994, (2) co-design, permitting, installation, and commissioning of the world’s first commercially permitted solar hydrogen generating and fueling facility in 1998, (3) oversight of hydrogen ICE converted vehicle fleet (from 1994 to1998), (4) design of the Sunline Transit Hydrogen Fueling Facility located in Thousand Palms, California (from 1997 to 1999), and (5) installation of the City of Santa Monica’s Hydrogen Fueling Facility in 2006). In 2008, Mr. Capua founded Abovo Energy, a mechanical systems contractor, specializing in the installation of high-tech systems. Abovo installs systems such as those used for specialty gases, cryogenic gases, waste handling acid, neutralization, high vacuum, and clean steam. Abovo Energy specializes in and operates installations under clean room specifications for high-tech fabrication and specifications. Mr. Capua is also cleared to perform work on projects requiring Secret (Federal) clearance.

Paul Dillon has been a director and the chief financial officer, secretary, and vice president of business development of HyGen since its inception in August 2014. Mr. Dillon is an entrepreneur with over 35 years of experience in construction, property development, and technology-related businesses. As a former residential real estate developer in the United Kingdom, Mr. Dillon completed several housing developments before founding ITL in 1995, an online property group with operations in the United States and the United Kingdom. More recently from 2000 to 2008, Mr. Dillon was the vice president of business development and counter manager for Japan with a wireless semiconductor company, Pulse~LINK, Inc. From 2008 to 2014, Mr. Dillon was an independent business development consultant in the areas of semiconductors, technology, and clean-tech start-ups. Mr. Dillon is a published author.

Glenn Rambach has been a director and the chief science officer of HyGen since its inception in August 2014. Mr. Rambach has been recognized as a leader in the advanced energy research sector since 1974. Motivated by the need for energy independence, security, and clean energy systems, his research has included diesel combustion systems, laser fusion, hydrogen production and storage, fuel cell system designs, and integrated renewable energy systems using storage. From 2009 to July 2014, Mr. Rambach worked as a consultant for several companies, including Concepts NREC a developer of Hydrogen Pipeline compressors, as well as with Staples & Associates on developing the plan to deploy hydrogen fueling stations. Mr. Rambach has developed optimization methods for design and operation of intermittent renewable energy systems where energy storage provides on-demand power. His 5-kW wind-solar-hydrogen-fuel cell facility still operates at the University of Nevada, DRI in Reno. Mr. Rambach has worked as a research engineer at Stanford University from 1976 to 1977 and spent 20 years at the Livermore and Sandia National Labs from 1977 to 1997. Previously, Mr. Rambach served as director of engineering at Texaco Ovonic Fuel Cells from 2001 to 2002 and director of new technology at Tenneco Automotive from 2002 to 2005. Most recently, Mr. Rambach completed research and development contracts supporting a nuclear company and a defense contractor in the areas of hydrogen economics, very large scale hydrogen production and transport, and synthetic hydrocarbon fuels. Early in his career, he led experimental research in the fundamentals of combustion at Stanford and the Sandia Combustion Research facility. Mr. Rambach has written numerous papers and given presentations on technical, policy and strategy issues for advanced energy devices, systems and

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marketing. He holds two solid oxide fuel cell patents, is the inventor of a high-pressure cryogenic hydrogen fuel tank, and is a co-developer of the first x-ray laser. Mr. Rambach received his Bachelor of Science degree in aerospace engineering from Cal Poly University and his Master’s degree in aerospace engineering from Princeton University (Thesis on Fundamentals of Emulsified Diesel Fuels).

Paul Staples is the founder of HyGen and was its Chairman of the Board and Chief Executive Officer from HyGen’s inception in August 2014 until June 2, 2016. He continues to serve as a director of the Company. Mr. Staples is responsible for developing the CEC-funded project that launched HyGen. He recruited 40 gas stations from 12 station owners to join his plan to deploy clean renewable hydrogen infrastructure for HyGen’s CEC-funded project. Since 1990 to the present, Mr. Staples has been the principal of Staples & Associates, an environmental/marketing consulting firm with an emphasis on hydrogen energy technologies. In 1991, with the invaluable help of the late Dr. Robert Zwieg, Mr. Staples restructured Clean Air Now (“CAN”), an inactive non-profit 501(c)(3) organization with a pioneering history in the modern-day environmental movement. CAN was the vehicle used by Staples & Associates to fund and develop the CAN Solar Hydrogen Vehicle Project at Xerox, in El Segundo. With a newly recruited board of directors, Mr. Staples co-authored CAN’s new mission statement, which the group adopted to take a pro-active approach to solving this country’s air pollution and energy problems through implementation of the renewable hydrogen economy. From 1991 to 1996, Mr. Staples was the president and executive director of CAN, and the project director and general manager of the CAN Solar Hydrogen Vehicle Project at Xerox. He led the effort and built the team that successfully completed the project on time and under-budget. Mr. Staples also spearheaded an effort (with the invaluable support and leadership of the then SCAQMD Governing Board Member, Sabrina Schiller) to re-organize the AB2766 funding process, legislation passed by the California State Assembly to provide funds through vehicle registration fees for public/private partnerships to fund pollution reduction projects. This effort resulted in AB2766 becoming a more effective program for funding projects to develop and deploy technologies with significant air pollution abatement impact. In 1993, Mr. Staples co-wrote and submitted two proposals to AB2766 and the White House Technology Reinvestment Project (“TRP”) for funding the CAN Solar Hydrogen Vehicle Project at Xerox. The TRP was a federal public/private partnership-funding program developed by the White House for defense conversion. Both proposals were funded and the CAN Solar Hydrogen Vehicle Project at Xerox in El Segundo became the world’s first commercially permitted solar hydrogen generating facility and hydrogen converted ICE vehicle fleet. In 2006, Mr. Staples developed the City of Santa Monica’s hydrogen vehicle and fueling infrastructure program and project for its Environmental and Public Works Department. The project led to a five-city, six-site funded program involving the cities of Santa Monica, Burbank, Riverside, Santa Anna, and Ontario, and the South Coast Air Quality Management District headquarters. Each location provided hydrogen fueling stations for thirty hydrogen-converted Toyota Prius Hybrids

Alexander Kolb has been a director of HyGen since its inception in August 2014. Mr. Kolb has 24 years of military experience in avionic navigation and communications and flight simulator systems (from 1973 to 1985), and held an instructor flight engineer rating for 12 years (from 1987 to 1999) on C-130 type aircraft with the California Air National Guard. From 2001 to 2006, Mr. Kolb worked as a field service representative for Aura Systems’ mobile power generation system. Since 2006, he has been an Automotive Service Specialist with the Auto Club of Southern California. Mr. Kolb received his Associates of Art degree from Community College Air Force in 1990. He is also an Automotive Service Excellence Master Technician and a Federal Aviation Administration certified Turbo-prop Flight Engineer.

Dr. Woodrow Clark II has been a director of HyGen since its inception in August 2014. Dr. Clark is a globally recognized and respected expert, author, lecturer, public speaker and consultant on the global and local solutions to climate change. His core advocacy is in the economics for smart green communities. During the 1990s he was Manager of Strategic Planning for Technology Transfer at Lawrence Livermore National Laboratory (“LLNL”) for the University of California and the U.S. Department of Energy. While at LLNL he served as one of the contributing scientists and experts to the work of the United Nations Intergovernmental Panel on Climate Change (“IPCC”), which was awarded the 2007 Nobel Peace Prize. His current work generates responses to climate change from governments and businesses, using public policy, science and technology, and their economics and finance methods. In 2004 he founded, and now manages, Clark Strategic Partners (“CSP”), a global environmental and renewable energy consulting firm using his political-economic expertise to guide, advise and implement public and private projects advancing sustainable, smart communities as well as colleges and universities, shopping malls, office buildings and film studios. In 2014, building on his mass media background (1980s), he founded Clark Mass Media Company (“CM2C”), which specializes in documentary, education and dramatic social issues. Dr. Clark earned three master’s degrees from different universities in Illinois and his Ph.D. at University of California, Berkeley. He has published 11 books and 70+ peer-reviewed articles, which reflect his concern for global sustainable communities to stop and reverse climate change. Dr. Clark has also served in academic, nonprofit organizations, and government. His most recent teaching positions were graduate courses in the United States and

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China. From 2012 to 2014, he was an Academic Specialist in Cross-Disciplinary Studies at the University of California, Los Angeles, and from 1999 to 2000 he was a Visiting Professor of Science, Technology and Entrepreneurship at Aalborg University, Denmark, where he was also a Fulbright Fellow in 1994. He served as a Director of the Fulbright Academy for Science and Technology and was Senior Advisor to California Governor Gray Davis from 2000 to 2003 for Renewable Energy, Emerging Technologies and Finance. Recently he was Chair of the Citizens Oversight Committee (“COC”) for six out of eight years of public school bond funds ($334 million) to remodel public schools in Beverly Hills, California. Since 2012 he has served on the board of Premier Holding Corp. (OTCBB: PRHL).

Executive Compensation

During the fiscal year ending June 30, 2017 , HyGen paid the following annualized consulting fees to its executive officers, board members and prior executive officers:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)

Richard Capua (3)	Executive Vice President	$0 (3)	$0	$0 (3)

Paul Staples (1)	Prior Chief Executive Officer	$25,517	$0	$25,517

Paul Dillon	Chief Financial Officer	$25,517	$0	$25,517 (2)

James Provenzano (4)	Prior Chief Operating Officer	$29,017	$0	$29,017

W. Woodland Hastings (5)	Prior Chief Environmental Officer	$0	$0	$0

Glenn Rambach	Chief Science Officer	$5,204	$0	$5,204

Woodrow Clark II (6)	Board Member	$5,000	$0	$5,000

(1)	This person resigned as Chief Executive Officer of the Company on June 2, 2016.

(2)	This compensation was paid to Cypress Internet, Inc., a corporation owned by Mr. Dillon.

(3)	This person was elected President and interim Chairman of the Board of Directors on June 2, 2016. Amounts indicated do not include $18,270 of compensation paid to a corporation owned by Mr. Capua that performed environmental consulting work as a contractor for the Company.

(4)	Mr. Provenzano resigned as the Company’s Chief Operating Officer in May 2016.

(5)	Mr. Hastings resigned as the Company’s Chief Environmental Officer on June 2, 2016.

(6)	Mr. Clark was paid for consulting work.

We may commence paying salaries and providing other employment benefits to our executive officers in the near future in amounts to be determined by our board of directors, when the Company has sufficient funds. Our directors and executive officers are also reimbursed for their business expenses. We expect to pay employee compensation in the form of salary, bonus and benefits to other executive officers who may be hired during the fiscal year ending June 30, 2018 , in amounts to be determined. We do not expect to hire any new executive officers during the current fiscal year. The employment compensation for certain executive officers may include automobile and housing allowances.

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Employment Agreements

We have not entered into any employment agreements with our executive officers or employees to date. We may enter into employment agreements with them in the future. A stock incentive program for our directors, executive officers, employees and key consultants will be established in the future. See “MANAGEMENT – Stock Incentive Plan.”

Stock Incentive Plan

On January 22, 2015, in order to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success, the Company, through its board of directors, adopted an equity incentive plan (the “2015 Plan”), pursuant to which 2,250,000 shares (plus annual increases as defined in the plan) of our common stock are reserved for issuance as awards to our employees, directors, consultants and other service providers. Under the 2015 Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options, stock appreciation rights, performance shares, restricted stock, and stock awards. The incentive stock options may only be granted to employees. Nonstatutory stock options, stock appreciation rights, performance shares, restricted stock, and stock awards may be granted to employees, directors and consultants. The 2015 Plan is and will continue to be administered by our board of directors until such time as such authority has been delegated to a committee of the board of directors. The 2015 Plan was ratified by our shareholders in 2015. To date, no stock options, stock appreciation rights, performance shares, restricted stock, or stock awards have been granted under the 2015 Plan.

Board of Directors

Our board of directors currently consists of six directors. Only one of our directors, Alexander Kolb, is “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our board of directors in the future, to serve on our planned committees.

Committees of the Board of Directors

We plan to establish an audit committee, compensation committee and a nominating and governance committee. Until such committees are established, matters otherwise addressed by such committees will be acted upon by independent directors, who will advise the whole board of directors in the course of seeking authorization for any proposed resolutions, or for general reports and recommendations. The following is a brief description of our contemplated committees.

Audit Committee. We plan to establish an audit committee consisting of members considered to be independent as defined in Rule 4200 of FINRA’s listing standards and who meet the applicable FINRA listing standards for designation as an “Audit Committee Financial Expert.” Currently management does not believe that it has an independent director who qualifies as a financial expert to form the planned audit committee. Our board of directors also plans to adopt a written charter of the audit committee. The functions of the audit committee will include:

•	meeting with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;
•	engaging and pre-approving audit and non-audit services to be rendered by our independent auditors;
•	recommending to the board of directors the engagement of our independent auditors and oversight of the work of the independent auditors;
•	reviewing our financial statements and periodic reports and discussing the statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters; and
•	administering and discussing with management and our independent auditors our code of ethics.
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Compensation Committee. We plan to establish a compensation committee. The functions of the compensation committee will include:

•	reviewing and, as it deems appropriate, recommending to the board of directors, policies, practices and procedures relating to the compensation of our directors and executive officers and the establishment and administration of certain employee benefit plans;
•	exercising authority under certain employee benefit plans; and
•	reviewing and approving executive officer and director indemnification and insurance matters.

Corporate Governance and Nominating Committee. We plan to establish a corporate governance and nominating committee. The functions of the corporate governance and nominating committee will include:

•	developing and recommending to the board of directors our corporate governance guidelines;
•	overseeing the evaluation of the board of directors;
•	identifying qualified candidates to become members of the board of directors;
•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected); and
•	selecting candidates to fill vacancies on the board of directors.

Director Compensation

We do not currently pay our directors any compensation for their services as board members. Upon completion of this offering, we may establish a compensation plan for our non-employee directors.

Limitation of Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by California law. California law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification.

We intend to enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

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Amendment of Certificate of Incorporation and Bylaws

Under the California law, a corporation’s certificate of incorporation can be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. Our Articles of Incorporation, as amended, does not require a larger percentage affirmative vote. As is permitted by California law, our bylaws give our board of directors the power to adopt, amend or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend or repeal our bylaws.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of January 25, 2018 and as adjusted to reflect the sale of shares of our common stock offered by this Offering Circular, by:

•	each of our directors and the named executive officers;
•	all of our directors and executive officers as a group; and
•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. Percentage of beneficial ownership before the offering is based on 10,093,128 shares of common stock outstanding as of January 25, 2018, including 93,128 shares of common stock sold by us in the First Reg A Offering . Unless otherwise noted below, the address of each person listed on the table is c/o HyGen Industries, Inc., 11693 San Vicente Boulevard, Suite 445, Los Angeles, California 90049.

Name and Position of Beneficial Owner	Shares Beneficially Owned Prior to Offering(3)			Shares Beneficially Owned After to Offering(1)(3)
	Number		Percent	Number		Percent
Richard Capua, Interim Chairman and President	3,200,000		31.7%	3,200,000		22.9%

Paul Staples, Director	2,700,000		26.8%	2,700,000		19.3%

Paul Dillon, Chief Financial Officer, Secretary, Vice President of Business Development, and Director	1,000,000		9.9%	1,000,000		7.1%

Alexander Kolb, Southern California Project Manager and Director	1,000,000		9.9%	1,000,000		7.1%

Dr. Woodrow Clark II, Director	50,000		*	50,000		*

Glenn Rambach, Chief Science Officer and Director	50,000		*	50,000		*

All current directors and executive officers as a group (six persons)	8,000,000		79.3%	8,000,000		57.1%

James Provenzano	900,000	(2)	8.9%	900,000	(2)	6.4%

W. Woodland Hastings	750,000		7.4%	750,000		5.4%

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*Indicates beneficial ownership of less than 1%.

(1)	Assumes 3,906,872 shares of our common stock are issued pursuant to this offering.

(2)	10,000 of these shares are owned by Clean Air Now, a non-profit corporation of which James Provenzano is the president and controls the voting of such shares.

(3)	Includes Does not reflect the potential purchase by Everlasting Investments, LLC of 1,000,000 shares of common stock from Paul Staples and 1,000,000 shares of common stock from Richard Capua, See “BUSINESS-Agreements with Everlasting Investments, LLC.”

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Richard Capua, our Interim Chairman and President, owns a corporation that performed construction consulting work for the Company as a contractor in the fiscal year ending June 30, 2016, for which the corporation was paid $18,270. The Company does not currently have an active contract with that corporation, but may engage it again for additional services in the future. Paul Dillon, our Chief Financial Officer and a director, owns a corporation that was paid $25,517 in the fiscal year ending June 30, 2016 for Mr. Dillon’s services to the Company as an executive officer.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 490,000,000 shares of common stock, par value $0.001 per share, of which 10,093,128 shares are issued and outstanding as of January 25, 2018. Our authorized capital stock also includes 10,000,000 shares of Preferred Stock, par value $0.001, none of which are issued or outstanding. See “CAPITALIZATION.” Under California law and generally under state corporation laws, the holders of our common and preferred stock will have limited liability pursuant to which their liability is limited to the amount of their investment in us.

Common Stock

Holders of common stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferential rights with respect to any series of preferred stock that may be issued, holders of the common stock are entitled to receive ratably such dividends as may be declared by the board of directors on the common stock out of funds legally available therefore and, in the event of a liquidation, dissolution or winding-up of our affairs, are entitled to share equally and ratably in all of our remaining assets and funds.

Preferred Stock

We are authorized to issue 10,000,000 shares of Preferred Stock, par value $0.001 per share, having such rights, preferences and privileges, and issued in such series, as are determined by our Board of Directors. We currently have no shares of Preferred Stock outstanding.

ERISA CONSIDERATIONS

General Fiduciary Obligations. Trustees and other fiduciaries of qualified retirement plans or IRAs that are set up as part of a plan sponsored and maintained by an employer, as well as trustees and fiduciaries of Keogh Plans under which employees, in addition to self-employed individuals, are participants (together, “ERISA Plans”), are governed by the fiduciary responsibility provisions of Title 1 of the Employee Retirement Income Security Act of 1974 (“ERISA”). An investment in shares by an ERISA Plan must be made in accordance with the general

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obligation of fiduciaries under ERISA to discharge their duties (i) for the exclusive purpose of providing benefits to participants and their beneficiaries; (ii) with the same standard of care that would be exercised by a prudent man familiar with such matters acting under similar circumstances; (iii) in such a manner as to diversify the investments of the plan, unless it is clearly prudent not do so; and (iv) in accordance with the documents establishing the plan. Fiduciaries considering an investment in the shares should accordingly consult their own legal advisors if they have any concern as to whether the investment would be inconsistent with any of these criteria.

Fiduciaries of certain ERISA Plans which provide for individual accounts (for example, those which qualify under Section 401(k) of the Code, Keogh Plans and IRAs) and which permit a beneficiary to exercise independent control over the assets in his individual account, will not be liable for any investment loss or for any breach of the prudence or diversification obligations which results from the exercise of such control by the beneficiary, nor will the beneficiary be deemed to be a fiduciary subject to the general fiduciary obligations merely by virtue of his exercise of such control. On October 13, 1992, the Department of Labor issued regulations establishing criteria for determining whether the extent of a beneficiary’s independent control over the assets in his account is adequate to relieve the ERISA Plan’s fiduciaries of their obligations with respect to an investment directed by the beneficiary. Under the regulations, the beneficiary must not only exercise actual, independent control in directing the particular investment transaction, but also the ERISA Plan must give the participant or beneficiary a reasonable opportunity to exercise such control, and must permit him to choose among a broad range of investment alternatives.

Limited Transactions. Trustees and other fiduciaries making the investment decision for any qualified retirement plan, IRA or Keogh Plan (or beneficiaries exercising control over their individual accounts) should also consider the application of the prohibited transactions provisions of ERISA and the Code in making their investment decision. Sales and certain other transactions between a qualified retirement plan, IRA or Keogh Plan and certain persons related to it (e.g., a plan sponsor, fiduciary, or service provider) are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of a qualified retirement plan, IRA or Keogh Plan may cause a wide range of persons to be treated as parties in interest or disqualified persons with respect to it. Any fiduciary, participant or beneficiary considering an investment in shares by a qualified retirement plan IRA or Keogh Plan should examine the individual circumstances of that plan to determine that the investment will not be a prohibited transaction. Fiduciaries, participants or beneficiaries considering an investment in the shares should consult their own legal advisors if they have any concern as to whether the investment would be a prohibited transaction.

Special Fiduciary Considerations. The Department of Labor issued new regulations in 2016 conferring fiduciary duty on certain professionals, such as investment advisors and possibly broker-dealers, who render advice to and earn compensation from ERISA Plans, IRAs, Keogh Plans and similar statutory retirement programs. The regulations include new disclosure rules relating to compensation and conflicts of interest.

Regulations issued on November 13, 1986, by the Department of Labor (the “Final Plan Assets Regulations”) provide that when an ERISA Plan or any other plan covered by Code Section 4975 (e.g., an IRA or a Keogh Plan which covers only self-employed persons) makes an investment in an equity interest of an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the underlying assets of the entity in which the investment is made could be treated as assets of the investing plan (referred to in ERISA as “plan assets”). Programs which are deemed to be operating companies or which do not issue more than 25% of their equity interests to ERISA Plans are exempt from being designated as holding “plan assets.” Management anticipates that we would clearly be characterized as an “operating company” for the purposes of the regulations, and that it would therefore not be deemed to be holding “plan assets.”

Classification of our assets of as “plan assets” could adversely affect both the plan fiduciary and management. The term “fiduciary” is defined generally to include any person who exercises any authority or control over the management or disposition of plan assets. Thus, classification of our assets as plan assets could make the management a “fiduciary” of an investing plan. If our assets are deemed to be plan assets of investor plans, transactions which may occur in the course of its operations may constitute violations by the management of fiduciary duties under ERISA. Violation of fiduciary duties by management could result in liability not only for management but also for the trustee or other fiduciary of an investing ERISA Plan. In addition, if our assets are classified as “plan assets,” certain transactions that we might enter into in the ordinary course of our business might constitute “prohibited transactions” under ERISA and the Code.

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Reporting of Fair Market Value. Under Code Section 408(i), as amended by the Tax Reform Act of 1986, IRA trustees must report the fair market value of investments to IRA holders by January 31 of each year. The Service has not yet promulgated regulations defining appropriate methods for the determination of fair market value for this purpose. In addition, the assets of an ERISA Plan or Keogh Plan must be valued at their “current value” as of the close of the plan’s fiscal year in order to comply with certain reporting obligations under ERISA and the Code. For purposes of such requirements, “current value” means fair market value where available. Otherwise, current value means the fair value as determined in good faith under the terms of the plan by a trustee or other named fiduciary, assuming an orderly liquidation at the time of the determination. We do not have an obligation under ERISA or the Code with respect to such reports or valuation although management will use good faith efforts to assist fiduciaries with their valuation reports. There can be no assurance, however, that any value so established (i) could or will actually be realized by the IRA, ERISA Plan or Keogh Plan upon sale of the shares or upon liquidation of us, or (ii) will comply with the ERISA or Code requirements.

Tax Aspects. The income earned by a qualified pension, profit sharing or stock bonus plan (collectively, “Qualified Plan”) and by an individual retirement account (“IRA”) is generally exempt from taxation. However, if a Qualified Plan or IRA earns “unrelated business taxable income” (“UBTI”), this income will be subject to tax to the extent it exceeds $1,000 during any fiscal year. The amount of unrelated business taxable income in excess of $1,000 in any fiscal year will be taxed at rates up to 36%. In addition, such unrelated business taxable income may result in a tax preference, which may be subject to the alternative minimum tax. It is anticipated that income and gain from an investment in the shares will not be taxed as UBTI to tax exempt shareholders, because they are participating only as passive financing sources.

Liquidity Considerations. ERISA Plans considering an investment in the shares should consider the fact that the shares are illiquid and no public market for them is expected to develop in the future. In the event of a desired or a mandatory (for example, the ERISA Plan beneficiary turns 70.5 years old) withdrawal of assets from the ERISA Plan, the shares may not be readily convertible into cash, making it difficult to effect the withdrawal from the ERISA Plan, possibly causing phantom income and financial penalties to the beneficiary.

TERMS OF THE OFFERING

Securities Offered

We are offering up to an additional 3,906,872 shares of common stock for a purchase price of $5.00 per share with a minimum purchase requirement of 100 shares ($500). As of January 25, 2018, we have sold 93,128 shares of our common stock in this offering. Accordingly, the maximum remaining amount of this offering is up to $19,534,360 as of January 25, 2018. We will have the unrestricted right to reject tendered subscriptions for any reason and to accept less than the minimum investment from a limited number of subscribers. In the event the shares available for sale are oversubscribed, they will be sold to those investors subscribing first, provided they satisfy the applicable investor suitability standards. See “INVESTOR SUITABILITY STANDARDS.”

The purchase price for the shares will be payable in full upon subscription. We have no required minimum offering amount for this offering and therefore there is no escrow agent.

Subscription Period

The offering of shares will terminate on December 31, 2018 , unless we extend the offering for up to an additional 90 days, or terminate the offering sooner in our sole discretion regardless of the amount of capital raised (the “Sales Termination Date”). The Sales Termination Date may occur prior to December 31, 2018 if subscriptions for the maximum number of shares have been received and accepted by us before such date. Subscriptions for shares must be received and accepted by us on or before such date to qualify the subscriber for participation in HyGen Industries, Inc.

Subscription Procedures

All subscription checks should be sent to JumpStart Securities, LLC, Attention: Administration Department, at the following address: 3455 Peachtree Road, NE, 5th Floor, Atlanta, Georgia 30326. In such case, subscription checks should be made payable to ”JumpStart Securities, LLC as Agent for HyGen Industries, Inc.” If a subscription is rejected, all funds will be returned to subscribers within ten days of such rejection without

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deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber.

Investor Eligibility Standards

Shares will be sold only to a person if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. See the Purchaser Qualification Questionnaire in the Subscription Documents in Exhibit A to this Offering Circular. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of shares. Investor suitability standards in certain states may be higher than those described in this Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons.

Each investor must represent in writing that he/she meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she is purchasing the shares for his/her own account and (ii) he/she has such knowledge and experience in financial and business matters that he/she is capable of evaluating without outside assistance the merits and risks of investing in the shares, or he/she and his/her purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the shares. Broker-dealers and other persons participating in the offering must make a reasonable inquiry in order to verify an investor’s suitability for an investment in us. Transferees of shares will be required to meet the above suitability standards.

Shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

Interim Investments

Company funds not needed on an immediate basis to fund our operations may be invested in government securities, money market accounts, deposits or certificates of deposit in commercial banks or savings and loan associations, bank repurchase agreements, funds backed by government securities, short-term commercial paper, or in other similar interim investments.

Transfer Agent and Registrar

We intend to engage FundAmerica Stock Transfer, LLC, 2300 West Sahara Avenue, Suite 803, Las Vegas, Nevada 89102 would be the transfer agent and registrar for the shares.

PLAN OF DISTRIBUTION

The shares are being offered by us on a best-efforts basis initially by our officers, directors and employees through the portal www.startengine.com owned and managed by StartEngine CrowdFunding, Inc. We also plan to engage JumpStart Securities, LLC, a FINRA registered broker-dealer firm, for administrative and technology services, but not for underwriting or placement agent services. Subscriptions will generally be made electronically by prospective investors on www.startengine.com. For those subscriptions that are rejected or fail to settle, funds will promptly be credited back to the subscriber.

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We have not entered into selling agreements with any broker-dealers to date. In the future, we may change this policy and also offer shares through our officers, directors and employees, and possibly through registered broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”). We may pay selling commissions to participating broker-dealers who are members of FINRA for shares sold by them, equal to a percentage of the purchase price of the shares. We may pay finders fees to persons who are registered with FINRA and who refer investors to us. Finders fees and brokerage commissions may be paid in cash, common stock and/or warrants. We may also issue shares and grant stock options or warrants to purchase our common stock to broker-dealers for sales of shares attributable to them, and to finders, and reimburse them for due diligence and marketing costs on an accountable or nonaccountable basis. Participating broker-dealers, if any, and others may be indemnified by us with respect to this offering and the disclosures made in this Offering Circular.

Administrative Agreement

We have engaged JumpStart Securities, LLC, a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (FINRA), to perform the following administrative functions in connection with this offering:

1.	Accept investor data from the Company, generally via the FundAmerica LLC software system, but also via other means as may be established by mutual agreement;

2.	Review and process information from potential investors, including but not limited to running reasonable background checks for anti-money laundering (“AML”), IRS tax fraud identification and USA PATRIOT Act purposes, and gather and review responses to customer identification information;

3.	Review subscription agreements received from prospective investors to confirm they are complete;

4.	Advise the Company as to permitted investment limits for investors pursuant to Regulation A, Tier 2;

5.	Contact the Company and/or the Company’s agents, if needed, to gather additional information or clarification from prospective investors;

6.	Provide the Company with prompt notice about inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

7.	Serve as registered agent where required for state blue sky requirements, provided that in no circumstance will JumpStart solicit a securities transaction, recommend the Company’s securities or provide investment advice to any prospective investor;

8.

Transmit data to the Company’s transfer agent in the form of book-entry data for maintaining the Company’s responsibilities for managing investors (investor relationship management, aka “IRM”) and record keeping;

9.	Keep investor details and data confidential and not disclose to any third party except as required by regulators, by law or in our performance under this Agreement (e.g. as needed for AML); and

10.	Comply with any required FINRA filings including filings required under Rule 5110 for the offering.

We have agreed to pay JumpStart Securities, LLC a facilitation fee equal to 1.0% of the gross proceeds from the sale of the shares offered by this Offering Circular. In the event that the offering is terminated, we have also agreed to reimburse JumpStart Securities, LLC for its out of pocket expenses up to a maximum amount of $10,000. We have agreed to reimburse Jumpstart Securities LLC $7,000 for the engagement of an independent due diligence service provider in connection with the offering. Additionally, we pay JumpStart Securities, LLC the following administrative service fees: (i) $500 initial processing fee, (ii) $25 per month for so long as the offering is being conducted, (iii) inbound fund transfer fees- $0.50 per ACH transfer, $15.00 per wire transfer, $10.00 per check, $5.00 per investor (one-time accounting fee upon receipt of funds); (iv) outbound fund transfer fees- for each transmittal of funds to the Company upon the closing of a successful offering: $15.00 per wire plus 25 basis points

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of the transfer amount, (v) $45.00 for each bad actor check (per entity, including issuer and each associated person), and (vi) $5.00 fee per AML exception. In no event shall the foregoing itemized administration fees exceed a maximum of $150,000 in the aggregate.

Any subscription checks should be sent to JumpStart Securities, LLC, 3445 Peachtree Road NE, 5th Floor, Atlanta, Georgia 30326, email address: jonathan@jumpstartsecurities.com and be made payable to “JumpStart Securities as Agent for Hygen Industries, Inc.”. If a subscription is rejected, funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber by the Company.

FundAmerica Stock Transfer LLC, may serve as transfer agent to maintain stockholder information on a book-entry basis. The fee for this service is $25.00 per month plus additional fees for services performed as a result of secondary market activity, if any. We intend to engage FundAmerica, LLC a technology service provider, and have agreed to pay the following fees for its services (i) $3.00 for each subscription agreement executed via electronic signature, and (ii) a technology service fee for AML review of $2.00 for each domestic investor and between $5.00 and $60 for each international investor depending on domicile (collectively, the “Technology Fees”). The Technology Fees shall not exceed a maximum of $75,000.

JumpStart Securities, LLC is not participating as an underwriter and under no circumstance will it solicit any investment in the Company, recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. JumpStart Securities, LLC is not distributing any securities offering prospectuses or making any oral representations concerning the securities offering prospectus or the securities offering. Based upon JumpStart Securities, LLC’s limited role in this offering, it has not and will not conduct extensive due diligence of this securities offering and no investor should rely on JumpStart’s involvement in this offering as any basis for a belief that it has done extensive due diligence. JumpStart does not expressly or impliedly affirm the completeness or accuracy of the Offering Circular presented to investors by the issuer. All inquiries regarding this offering should be made directly to the Company.

The Posting Agreement

The Company has entered into a Posting Agreement with StartEngine Crowdfunding, Inc. (“StartEngine”), a portal website that hosts public securities offerings, primarily those that are exempt from registration under Regulation A+ promulgated under Section 3(b) of the Securities Act of 1933, as amended. In consideration for hosting the public offering covered by this Offering Circular, including posting our Offering Circular, Subscription Documents and related materials on startengine.com, and integrating JumpStart Securities, LLC, a registered member of FINRA, to administer the review and processing of subscriptions by investors, StartEngine will receive the following compensation from the Company.

1.	A cash payment of $50 per subscriber who makes a deposit for the offering, not to exceed $2,000,000;

2.	A number of five year warrants to purchase the Company’s common stock exercisable at $5.00 per share on a cash or cashless basis, equal to the product of 50 multiplied by the number of investors in this offering, with that number then divided by 0.3 (30%) of $5.00, the offering price, or 1.50, not to exceed 350,000 warrants. To illustrate, assuming we have 3,000 investors, the formula would be:

Number of warrants = ( 50 x 150,000 ) = 300,000 / 0.3 x 5.00 = 100,000 warrants. The warrants have standard adjustment provisions for stock splits, stock dividends, recapitalizations and similar transactions, and a most favored pricing adjustment clause applicable to its exercise price during the term of the warrant. Either party may terminate the agreement at any time upon 15 business days prior written notice to the other party, provided, that the Company is not permitted to re-post on a website that competes with StartEngine for a period of 30 days after termination if the Company terminates this offering early without cause and Start Engine is not then in breach of this agreement.

REPORTS TO SHAREHOLDERS

For tax and accounting purposes, our fiscal year will end on June 30th of each year and all financial information will be prepared in accordance with the accrual method of accounting. The books and records of account will be kept at our address. We will furnish each shareholder, within 120 days after the end of each fiscal

45

year, our audited financial statements in an Annual Report on Form 1-K filed with the Securities Exchange Commission, and within 90 days after the 31st of December of each fiscal year, our unaudited financial statements in a Semi-Annual Report on Form 1-S, also filed with the Securities Exchange Commission.

ADDITIONAL INFORMATION

This Offering Circular does not purport to restate all of the relevant provisions of the documents referred to or pertinent to the matters discussed herein, all of which must be read for a complete description of the terms relating to an investment in us. Such documents are available for inspection during regular business hours at our office by appointment, and upon written request, copies of documents not annexed to this Offering Circular will be provided to prospective investors. Each prospective investor is invited to ask questions of, and receive answers from, our representatives. Each prospective investor is invited to obtain such information concerning us and this offering, to the extent we possess the same or can acquire it without unreasonable effort or expense, as such prospective investor deems necessary to verify the accuracy of the information referred to in this Offering Circular. Arrangements to ask such questions or obtain such information should be made by contacting investorrelations@hygen.com. We reserve the right, however, in our sole discretion, to condition access to information that management deems proprietary in nature, on the execution by each prospective investor of appropriate confidentiality agreements prior to having access to such information.

The offering of the common stock is made solely by this Offering Circular and the exhibits hereto. The prospective investors have a right to inquire about and request and receive any additional information they may deem appropriate or necessary to further evaluate this offering and to make an investment decision. Our representatives may prepare written responses to such inquiries or requests if the information requested is available. The use of any documents other than those prepared and expressly authorized by us in connection with this offering is not permitted, and should not be relied upon by any prospective investor.

ONLY INFORMATION OR REPRESENTATIONS CONTAINED HEREIN MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR IN CONNECTION WITH THE OFFER BEING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR. THE INFORMATION PRESENTED IS AS OF THE DATE ON THE COVER HEREOF UNLESS ANOTHER DATE IS SPECIFIED, AND NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION PRESENTED SUBSEQUENT TO SUCH DATES(S).

FINANCIAL STATEMENTS

The financial statements of HyGen Industries, Inc. as of June 30, 2017 and 2016, and for the years ended June 30, 2017 and June 30, 2016 , have been audited by dbbmckennon, certified public accountants.  The Company’s fiscal year ends on June 30th of each year.

46

HYGEN INDUSTRIES, INC.

FINANCIAL STATEMENTS

As of June 30, 2017 and 2016

and for the years ended June 30, 2017 and

June 30, 2016

47

HyGen Industries, Inc.

48

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

HyGen Industries, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of HyGen Industries, Inc. (the “Company”), a California Corporation, which comprise the balance sheets as of June 30, 2017, and 2016 and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HyGen Industries, Inc. as of June 30, 2017 and 2016 , and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

continued

F-1

Explanatory Paragraph

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a working capital deficit and will incur significant additional costs to develop its hydrogen fueling stations which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ dbbmckennon

Newport Beach, California

October 31, 2017

F-2

HYGEN INDUSTRIES, INC.

BALANCE SHEETS

AS OF JUNE 30, 2017 AND 2016

	2017	2016
ASSETS

Current assets:
Cash	$20,893	$12,621
Accounts receivable	—	472,855
Other current assets	15,000	15,000
Deferred financing costs	95,390	81,431
Total current assets	131,283	581,907

Construction in-progress	1,138,710	374,964
Total assets	$1,269,993	$956,871

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$1,408,551	$840,264
Accrued liabilities	5,214	2,414
Retainage payable	379,569	375,362
Due to related parties and affiliates	26,355	26,416
Notes payable	8,000	—
Convertible debt	20,000	20,000
Total liabilities	1,847,689	1,264,456

Commitments and contingencies (Note 7)	—	—

Stockholders' Deficit:
Preferred stock, $0.001 par value; 10,000,000 shares authorized: zero issued and outstanding at June 30, 2017 and 2016	—	—
Common stock, $0.001 par value; 490,000,000 shares authorized; 10,018,519 and 10,000,000 shares issued and outstanding at June 30, 2017 and 2016	10,019	10,000
Additional paid-in capital	326,037	270,134
Accumulated deficit	(913,752)	(587,719)
Total stockholders' deficit	(577,696)	(307,585)
Total liabilities and stockholders' deficit	$1,269,993	$956,871

 The accompanying notes are an integral part of these financial statements.

F-3

HYGEN INDUSTRIES, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JUNE 30, 2017 AND 2016

	2017	2016

Revenue - CEC contract	$—	$135,078

Cost of revenue	—	—

Gross profit	—	135,078

Operating expenses:
General and administrative	208,552	440,575
Selling and marketing	113,957	47,500
Total operating expenses	322,509	488,075

Operating loss	(322,509)	(352,997)

Other income (expense):
Interest expense	(2,724)	(1,614)
Total other expense	(2,724)	(1,614)

Loss before provision for income taxes	(325,233)	(354,611)

Provision for income taxes	800	800

Net loss	$(326,033)	$(355,411)

Basic and diluted loss per common share	$(0.03)	$(0.04)

Weighted average common shares outstanding, basic and diluted	10,001,268	10,000,000

The accompanying notes are an integral part of these financial statements.

F-4

HYGEN INDUSTRIES, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED JUNE 30, 2017 AND 2016

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balance at June 30, 2015	—	$—	10,000,000	$10,000	$170,594	$(232,308)	$(51,714)
Contributed services by shareholders	—	—	—	—	99,540	—	99,540
Net loss	—	—	—	—	—	(355,411)	(355,411)
Balance at June 30, 2016	—	—	10,000,000	10,000	270,134	(587,719)	(307,585)
Shares issued for cash, net of fees	—	—	18,519	19	83,299	—	83,318
Financing costs	—	—	—	—	(27,396)	—	(27,396)
Net loss	—	—	—	—	—	(326,033)	(326,033)
Balance at June 30, 2017	—	$—	10,018,519	$10,019	$326,037	$(913,752)	$(577,696)

The accompanying notes are an integral part of these financial statements.

F-5

HYGEN INDUSTRIES, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30, 2017 AND 2016

	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(326,033)	$(355,411)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Contributed services	—	99,540
Changes in operating assets and liabilities:
Accounts receivable	472,855	85,653
Other current assets	—	(15,000)
Accrued liabilities	2,800	1,614
Accounts payable	(180,319)	366,997
Retainage payable	4,207	124,725
Net cash provided by (used in) operating activities	(26,490)	308,118

CASH FLOWS FROM INVESTING ACTIVITIES:
Construction in-progress - payments	(15,140)	(950,366)
Construction in-progress - reimbursement from CEC	—	575,402
Net cash used in investing activities	(15,140)	(374,964)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net advances from (repayments to) related parties and affiliates	(61)	2,000
Proceeds from sale of common stock	83,318	—
Payments for deferred financing costs	(41,355)	(81,431)
Proceeds from notes payable	8,000	—
Proceeds from convertible notes	—	20,000
Net cash provided by (used in) financing activities	49,902	(59,431)

Increase (decrease) in cash and cash equivalents	8,272	(126,277)

Cash and cash equivalents, beginning of year	12,621	138,898
Cash and cash equivalents, end of year	$20,893	$12,621

Supplemental disclosures of cash flow information:
Cash paid for interest	$724	$—
Cash paid for income taxes	$800	$800

Non cash investing and financing activities:
Construction in-progress additions in accounts payable	$748,606	$—

The accompanying notes are an integral part of these financial statements.

F-6

NOTE 1 – NATURE OF OPERATIONS

HyGen Industries, Inc. (the “Company”) was incorporated on August 13, 2014 (“Inception”) in the State of California. The Company’s headquarters are located in Los Angeles, California.  The Company is in the process of developing hydrogen fueling stations where it will sell hydrogen fuel produced from renewable resources. The financial statements of HyGen Industries, Inc. (which may be referred to as "HyGen," the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

On August 29, 2014, the Company was awarded a grant (“CEC Grant”) from the California Energy Commission (“CEC”) under the CEC’s Alternative and Renewable Fuel and Vehicle Technology Program to design, install, and operate three hydrogen fueling stations at select locations in California. The budget for the installation of the three fueling stations totals $9,765,678, of which up to $5,306,814 will be reimbursed by the CEC for qualified costs, if the Company meets all required deadlines, and $4,458,864 will be the responsibility of the Company’s match portion. The Company’s match portion can be from money raised or in-kind contributions. If the Company does not meet all required deadlines, its reimbursement will be reduced by up to 15%, which the Company will have to cover with working capital. See Note 3 for additional information.

The Company operates in a rapidly changing technological market and its activities are subject to significant risks and uncertainties, including failing to secure additional funding to expand beyond the Company’s current development.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. Significant estimates include, but are not limited to, recoverability of construction-in-progress and long-lived assets, and the valuation allowance related to deferred tax assets. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

F-7

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2017 and 2016. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable, retainage payable, notes payable, and amounts due to related parties and affiliates. Fair values for these items were assumed to approximate carrying values because of their short term nature or they are payable on demand.

Net Loss Per Share

The Company applies Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260, “Earnings per Share.” Basic earnings (loss) per share are computed by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include additional common shares available upon exercise of stock options and warrants using the treasury stock method, except for periods for which no common share equivalents are included because their effect would be anti-dilutive. For the years ended June 30, 2017 and 2016, there were 13,300 and 10,000 warrants, respectively, and convertible debt disclosed in Note 6 that were excluded from the calculation of diluted net loss per share as the effects would be anti-dilutive.

Risks and Uncertainties

The Company has a limited operating history and has not generated revenue from the operation of hydrogen fueling stations to date. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with governmental policy decisions. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the U.S. and world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions, including recession, downturn or otherwise, or government budget cuts could have a material adverse effect on the Company’s financial condition and the results of its operations.

In addition, the Company will contend with other companies that are competing for the same state government grants. Other companies may have a competitive advantage, both in size and resources.

The hydrogen infrastructure industry is characterized by rapid changes in technology. As a result, the Company’s products, services, and/or expertise may become obsolete and/or uneconomic. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance our current products and services.

Further, the Company’s products and services must remain competitive with those of other industries which may have substantially greater resources, particularly the gasoline industry. Currently, gasoline prices are at near record lows and our product is unable to compete with gasoline based on price alone. Our expectation is that gasoline prices will increase and our cost of producing hydrogen will decrease as more hydrogen fueling stations are installed. In the interim, we are dependent on attracting customers that are not basing their purchasing decisions on price alone.

Going Concern

We rely heavily on the CEC Grant for reimbursement of costs for the installation of the hydrogen fueling stations and operating capital. In addition, the Company did not complete the installation of the three hydrogen fueling stations by October 31, 2015, which has affected, and could further affect the level of funding available under the CEC Grant, as described in Note 3. As of June 30, 2017, we had negative working capital of approximately $1,700,000 and will incur additional costs prior to receiving

F-8

reimbursement from the CEC. These above matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next 12 months, the Company intends to fund its operations with funding still available from the CEC Grant, contingent on those funds being available as disclosed in Note 3 and from the proceeds of an anticipated debt and/or equity funding, including but not limited to the Regulation A Tier II offering. If we cannot raise additional short term capital, we may consume all of our cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost, and construction-in-progress is net of reimbursements from the CEC Grant. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. The Company has been capitalizing costs in connection with the CEC Grant which had related reimbursements. The reimbursable portion was treated as a reduction of the capitalizable costs incurred. Since the beginning of the CEC grant, the Company incurred $3,701,316 of capitalizable costs with $2,562,606 reimbursed by the CEC for net capitalized property and equipment of $1,138,710.

Impairment of Long-Lived assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. There were no impairment losses during the year ended June 30, 2017 and 2016. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future. The Company is actively pursuing funding sufficient to complete a portion, if not all, of the construction project currently underway.

Convertible Debt

Convertible debt is accounted for under the guidelines established by Accounting Standards Codification (“ASC”) 470-20 “Debt with Conversion and Other Options”. ASC 470-20 governs the calculation of an embedded beneficial conversion, which is treated as an additional discount to the instruments where derivative accounting (explained below) does not apply. The amount of the value of warrants and beneficial conversion feature may reduce the carrying value of the instrument to zero, but no further. The discounts relating to the initial recording of the derivatives or beneficial conversion features are accreted over the term of the debt.

The Company calculates the fair value of warrants and conversion features issued with the convertible instruments using the Black-Scholes valuation method. Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis. The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense.

F-9

Revenue Recognition

The Company will recognize revenues from 1) sales of hydrogen from its fueling stations when (a) persuasive evidence that an agreement exists; (b) the products have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

As discussed in Note 3, the Company’s grant from the CEC is currently halted. The CEC Grant generally provides for payment in connection with related development and construction costs involving the procurement and installation of hydrogen fueling stations. Grant award reimbursements were recorded as either contra assets or as revenues depending upon whether the reimbursement is for capitalized costs or operating expenses incurred by the Company. Contra capitalized cost and revenues from the grant were recognized in the period during which the conditions under the grant had been met and the Company had incurred cost for the related asset or expense.

Stock Based Compensation

The Company accounts for stock options issued to employees under ASC 718 “Share-Based Payment”. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 “Equity”. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes

The Company applies ASC 740 “Income Taxes” (“ASC 740”).  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At June 30, 2017 and 2016, the Company has established a full reserve against all deferred tax assets.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company maintains balances in excess of the federally insured limits.

There were no revenue or accounts receivable as of and for the year ended June 30, 2017. Accounts receivable and revenue as of and for the year ended June 30, 2016 was 100% from the CEC Grant.

F-10

Management believes the loss of the CEC Grant will have a material impact on the Company’s financial position, results of operations, and cash flows. The Company is currently investigating other sources of funding.

As of June 30, 2017, three vendors made up 17%, 36%, and 12% of the Company’s accounts payable. As of June 30, 2016, two vendors made up 13% and 28% of the Company’s accounts payable. The loss of these vendors may have a negative impact on the procurement of equipment and/or services for our projects.

Recent Accounting Pronouncements

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-11, I “Accounting for Certain Financial Instruments With Down Round Features” and II “Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests With a Scope Exception”. The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. The ASU is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The Company has elected to early adopt this new standard during the year ended June 30, 2017. As a result, the warrants issued in connection with the Regulation A offering discussed in Note 8 have been classified as an equity instrument during the year ended June 30, 2017. The adoption of this standard did not have an impact on the financial results as of and for the year ended June 30, 2016 as no such instruments were outstanding during that year.

In May 2017, FASB issued ASU-2017-09, Compensation-Stock Compensation (Topic 718) –Modification Accounting”, to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation-Stock Compensation, to a change to the terms or conditions of a share-based payment award. The amendments in this ASU are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of ASU 2017-09 on the Company’s financial statements

The Financial Accounting Standards Board has issued Accounting Standard Updates (“ASU”) to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date and not disclosed either (i) provided supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

F-11

NOTE 3 – DEVELOPMENT CONTRACT

On August 29, 2014 the Company was awarded the CEC Grant to design, install, and operate three hydrogen fueling stations at select locations in California. The grant budgets for total costs of $9,765,678, of which up to $5,306,814 will be reimbursed by the CEC for qualified costs, if the Company meets all required deadlines, and $4,458,864 will be the responsibility of the Company’s match portion. The Company’s match portion can be from money raised or in-kind contributions. If the Company does not meet all required deadlines, its reimbursement will be reduced by up to 15%, which the Company will have to cover with working capital. Because our fueling stations have not yet commenced operations, we lost approximately $56,800 of the construction grant, reducing our construction grant to approximately $5,250,000.

As of June 30, 2017, the Company has applied for $2,903,628 in reimbursements from the CEC. The Company has provided matching funds and/or in-kind contributions of $1,611,782.

In-kind contributions include discounted payments to contractors, discounts provided by major equipment vendors, and an overhead allowance provided by the CEC based on eligible reimbursable costs. In-kind discounts from significant equipment vendors, services providers, and overhead allocations have no effect on the financial statements but are included in invoices sent to the CEC as in-kind contributions for tracking purposes. In-kind contributions related to services from shareholders are recognized as described in Note 8.

The property and equipment used for the fueling stations is the property of the Company, but is held as collateral by the CEC if the Company is unable to fulfill its obligations under the CEC Grant. If this occurs, the Company would forfeit any rights to the property and equipment and ultimate disposition of the fueling stations would be to the decision of the CEC.

On November 16, 2016, the Company received a notice from the CEC that no additional reimbursements will be provided until the Company can secure sufficient funding for the required match share necessary to complete one or more of the fueling stations. To provide the Company the opportunity to secure the additional match share funding and to complete construction, the notice also granted the Company a 23-month time extension, extending the term of grant through November 30, 2018. On May 19, 2017, the Company received a report from the CEC Office of Audits noting l observations and requesting additional information. Subsequently, the Company was asked to provide a plan to complete at least two stations under the grant. The Company submitted this detailed plan on October 13, 2017. As of the issuance date of these financial statements, the Company has not received a response from the CEC.

NOTE 4 – RETAINAGE PAYABLE

The Company withholds from its vendors 15% of the total payable as it relates to services or goods received for the CEC Grant. As of June 30, 2017 and 2016, retainage payable was $379,569 and $375,362, respectively, and is expected to be paid upon the conclusion of the installation of the CEC Grant when all monies under the grant are received.

NOTE 5 – DUE TO RELATED PARTIES

From time to time, related parties make payments on the Company’s behalf or advance cash to the Company for operating costs which require repayment. Such transactions are considered short-term advances and non-interest bearing. The Company expects to make repayments of advances in the near term.

F-12

As of June 30, 2017 and June 30, 2016, the Company owed related parties for services rendered a total of approximately $204,000 and $108,000, respectively, which is included in accounts payable in the accompanying balance sheets.

NOTE 6 – NOTES PAYABLE

Convertible Debt

In September 2015, the Company entered into a convertible note with a third party for aggregate proceeds of $20,000. The note bears interest at 10% per annum and was due and payable at January 31, 2015. The maturity date was subsequently extended to June 30, 2016, then to October 31, 2016 and extended again to February 17, 2017. The convertible note includes a bonus payment of $10,000 if the Company is successful in raising over $3.5M during the Company’s Regulation A offering and also includes 10,000 warrants to purchase a like amount of the Company’s common stock. Per the amended terms of the contract, which were primarily to extend the agreement and clarify certain terms, the note principal and accrued interest thereon can be used as credit toward the purchase of shares in the Company’s Regulation A offering at the option of the holder. The 10,000 warrants are for three (3) years and exercisable at $5.00 per share. The note states that the Company can extend the maturity date by sixty (60) days through the issuance of an additional warrant for each ten dollars ($10) of outstanding balance on the maturity date. These warrants would have the same terms as the warrants noted above. No additional warrants were granted with the extensions. The Company is currently in technical default of the note as it has passed its maturity date. Subsequent to June 30, 2017, the Company has repaid $18,000 of the outstanding balance.

The Company valued the warrants using the Black-Scholes option pricing model and determined that the relative fair value of the warrants related to the debt was nominal and accordingly, no discount was recorded.

Notes Payable

During the year ended June 30, 2017, a third party advanced a total of $8,000 to the Company for working capital. The amount advanced is due on demand and has no stated interest rate.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company has entered into lease agreements with three gas stations in California. The agreements allow the Company to install the hydrogen fueling station equipment at the facilities.

On December 29, 2014, the Company entered into a four-year lease agreement with the owner of a gas station (the “Station”) located in Rohnert Park, California. On July 26, 2016, the Company received notice that the station assets had been sold. The buyer has not agreed to assume the original lease agreement. The Company is seeking an alternative station that is acceptable to the CEC to replace Rohnert Park, or will build only two stations under the existing CEC grant, which would be reduced by one-third. No equipment had yet been installed at this Station when notice of sale was received, and the Company’s expenditures for that Station were minimal. Under the original agreement, the Company would have leased approximately 1,000 square feet where equipment was to be installed. As compensation, the Station would have been paid 50% of the net profit generated by the hydrogen fueling station as defined by the agreement (min. $1.00/kg). The Station would then remit the remaining portion of the net profit to the Company by the 10th day of the following month. The Company would have been responsible for the maintenance and repair of equipment and the Station would have been responsible for the operation of the equipment and collection of fees. The agreement would have automatically renewed for successive five year periods unless 60-day notice was provided by the end of the agreement term.

On December 29, 2014 the Company entered into a four-year license agreement with the owner of a gas station (the “Station 2”) in Orange County, California. As compensation, for the first six months after the

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commencement of operations at Station 2, Station 2 shall receive/retain $1.00 per kg plus certain overhead costs as defined by the agreement. Beginning with the seventh month, at their sole discretion, Station 2 can choose either to receive/retain $1,750 per month plus $0.25 per kg hydrogen produced plus certain overhead costs or. continue with the amount defined during the first six months of the agreement. The Company receives the net proceeds by the 15th day of the following month. The Company is responsible for the maintenance and repair of equipment and Station 2 is responsible for the operation and collection of fees. The agreement can be terminated after three years. The agreement automatically renews for successive five year periods unless 60-day notice is provided by the end of the agreement term. Equipment has not yet been installed at this facility as of the issuance date of these financial statements as the Company is awaiting proper permitting.

On March 29, 2016, the Company entered into a four-year license agreement with the owner of a gas station in North Hollywood, California ("Station 3"). As compensation to the Station 3 owner, Station 3 will receive/retain 10% of gross sales proceeds of hydrogen sales each month, calculated before adding sales taxes. Station 3 will remit the balance to the Company by the 15th day of the following month. The Company is responsible for the maintenance and repair of equipment, and Station 3 is responsible for operations and collection of fees. The agreement can be terminated after three years. The agreement automatically renews for successive five year periods unless 60-day notice is provided by the end of the agreement term. Equipment has not yet been installed at this facility as of the issuance date of these financial statements.

The Company is responsible for staying in compliance with the CEC Grant per the terms of the grant. If the Company is unable to comply with those terms or is unable to match the funds called for under grant, the Company may be liable for any money received that is deemed inappropriate by the CEC.

NOTE 8 – STOCKHOLDERS DEFICIT

Preferred Stock

We have authorized the issuance of a total of 10,000,000 shares of our preferred stock, each share having a par value of $0.001. No preferred shares have been issued to date.

Common Stock

We have authorized the issuance of 490,000,000 shares of our common stock, each share having a par value of $0.001. The Company issued 18,519 shares of common stock for net proceeds of $83,318 in connection with the Regulation A Tier II offering during the year ended June 30, 2017.

Contributed services

The Company has negotiated with certain service providers and contractors, many of whom are also shareholders, to provide services at half of their approved rate under the CEC Grant. Accordingly, half of the services provided by shareholders are considered contributed services to the Company and included in additional paid-in capital. During the year ended June 30, 2017 and 2016 such charges amounted to $0 and $99,540, respectively, and are included in general and administrative expenses in the accompanying statements of operations.

Stock Options

On January 22, 2015, our Board of Directors adopted the 2015 Stock Incentive Plan (the “2015 Plan”).  The 2015 Plan provides for the grant of equity awards to our directors, employees, and certain key consultants, including stock options to purchase shares of our common stock, stock appreciation rights (“SARs”), stock awards, and performance shares.  Up to 2,250,000 shares of our common stock may be issued pursuant to awards granted under the 2015 Plan, with annual increases based on the terms of the plan document, subject to adjustment in the event of stock splits and other similar events. The 2015

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Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.  As of June 30, 2017 and 2016, there have been no grants made under the 2015 Plan.

Warrants

Based on monies raised through our Regulation A offering during the year ended June 30, 2017, the Company is required to issue 3,300 warrants to purchase shares of our common stock to StartEngine Crowdfunding, Inc. The warrants have an exercise price of $5.00 and a term of five years. The warrants allow for adjustments to the exercise price and number of shares based on future stock dividends, stock splits, and subsequent non-exempt equity sales. The fair value of these warrants is recorded as an increase and a reduction to additional paid-in capital since it is an offering cost, for no net impact on equity.

 NOTE 9 – INCOME TAXES

The following table presents the current and deferred income tax provision for federal and state income taxes for the years ended June 30, 2017 and 2016:

	2017	2016

Current
Federal	$—	$—
State	800	800
	800	800

Deferred
Federal	(153,000)	(104,000)
State	(26,000)	(18,000)
	(179,000)	(122,000)

Valuation allowance	179,000	122,000
	$800	$800

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the years ended June 30, 2017 and 2016:

	2017	2016
Federal tax at statutory rate	(34.0%)	(34.0%)
State income taxes, net of federal benefit	(5.8%)	(5.8%)
Permanent differences:
Financing costs	(15.0%)	11.2%
Fair value of contributed services	0.0%	0.0%
Temporary differences:
Other temporary differences	0.2%	0.2%
Change in valuation allowance	54.8%	28.6%
Total provision	0.2%	0.2%

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The major components of the deferred taxes are as follows at June 30, 2017 and 2016:

	2017	2016

Retainage payable and other	52,000	50,000
Net operating loss carryforwards	249,000	72,000
Valuation allowance	(301,000)	(122,000)
Net deferred tax asset	—	—

Based on federal tax returns filed or to be filed through June 30, 2017, we had available approximately $623,000 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure.  Net operating loss carryforwards expire in 20 years for federal income tax reporting purposes.  For Federal income tax purposes, the net operating losses begin to expire in 2035.  State net operating loss carryforwards through June 30, 2017 are approximately $622,000 and begin to expire in 2035. The Company’s valuation allowance increased by $179,000 during fiscal 2017.

The United States Federal return for the 2015 through 2017 years are still subject to tax examination by the United States Internal Revenue Service; however, we do not currently have any ongoing tax examinations. We are subject to examination by the California Franchise Tax Board for the 2015 through 2017 years.

NOTE 10 – SUBSEQUENT EVENTS

Subsequent to June 30, 2017, the Company has raised approximately $229,000 through the sale of 51,369 shares of common stock in connection with the Regulation A Tier II offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

HyGen Industries, Inc. (“HyGen,” “we,” “us,” “our,” or the “Company”) is a California corporation formed in August 2014 initially to develop and build, in co-operation with the California Energy Commission (“CEC”), renewable hydrogen fueling stations as part of the State of California’s Advanced Clean Car (“ACC”) program. With the signing into law of Assembly Bill (“AB 8”), the State of California has guaranteed to provide sufficient hydrogen infrastructure to accommodate the 2015 roll-out of hydrogen fuel cell electric vehicles (“FCEV”). AB 8 expands on the Zero Emission Vehicle (“ZEV”) Action Plan which the Governor’s Office released in February 2013.

California’s hydrogen infrastructure program proposes $20M in annual funding for hydrogen stations through 2020. HyGen secured a three station award from Program Opportunity Notice-13-607 (“PON-13-607”) in November 2013. We intend to participate in all future Program Opportunity Notices (“PONs”) and plan to leverage knowledge, gained from our successful proposal, to obtain additional grants whenever the opportunity arises.

Under the terms of HyGen’s PON-13-607 award, the CEC authorized the grant of up to $5.3M in funding toward the cost of three renewable hydrogen fueling stations in Orange, Pacific Palisades and Rohnert Park and up to $100,000 per annum per station for operation and maintenance costs for three years. Our actual construction grant was reduced by approximately $56,800 to $5,250,000 since our stations were not operational by October 31, 2015. Because our stations were not operational by October 31, 2016, our annual grant for operation and maintenance costs is zero. The proposed station in Pacific Palisades was replaced by one in North Hollywood, California, with the CEC’s approval. We believe that the CEC funding will allow us to establish our brand of clean renewable hydrogen with less financial risk to us and our investors. If FCEVs achieve market acceptance, we believe we will be able to access capital markets and deploy second generation systems to meet anticipated increased demand for hydrogen fuel.

On November 16, 2016, the Company received a notice of stop work order from the CEC relating to Agreement Number ARV-14-11 for the Rohnert Park, Orange and North Hollywood Hydrogen Refueling Stations Project. The correspondence notifies the Company that until it obtains its own match share funding needed to construct and complete the hydrogen refueling stations, the CEC will not reimburse the Company for any further work until the stop work order is lifted. The Company may, however, continue working on the project by spending its own match funds (if and when it has such funds) while the stop work order is in effect. Accordingly, the Company may use the proceeds of the Offering to continue making progress on its stations. This stop work order provides HyGen time to secure match share funding needed to construct and complete the hydrogen refueling stations.

The CEC indicates that it will consider lifting the stop work order, in whole or in part, when:

1.       HyGen secures and adequately documents to the satisfaction of CEC staff the availability of match share funding necessary to complete one or more hydrogen refueling stations under the agreement; and

2.       HyGen documents to the satisfaction of CEC staff that all expenditures reimbursed to date have been used to pay costs covered by the reimbursement requests under agreement ARV-14-011.

Concurrent with the stop work order, the CEC is providing HyGen a 23-month no-cost time extension to provide HyGen the opportunity to secure the additional match share funding and construct the hydrogen refueling

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stations. On November 18, 2016, the Company received the Extension Agreement from the CEC, which it signed and returned to the CEC. The amount of the grant was not changed.

The primary sources of revenue for HyGen during the CEC pilot program are expected to be state contributions to the construction of hydrogen stations and the proceeds earned from the sale of hydrogen fuel for FCEVs. Management also believes that revenue can be earned from the provision of consulting services to other renewable hydrogen fuel industry participants.

Plan of Operation

During the 12 month period following the commencement of this Annual Report, we will be focused on building and installing our hydrogen fueling station equipment in the two stations with which we have definitive contracts, and arranging for the electricity supply needed for our on-site hydrogen production entirely from renewable sources. We will also continue to seek a new third station to replace the original one in Rohnert Park, which may be possible with the new owner of that station but at a different location owned by him. The capital from the Offering, assuming adequate amounts are raised, combined with our in-kind contributions, for which we have all needed commitments, should be adequate to fund our commitment to the funding from the CEC grant for all three stations. We need net proceeds of approximately $3,300,000 from the Offering to construct and launch our first three station installations covered by our CEC grant. In order to net more than $3,300,000 from the Offering for the stations, we must raise significantly more gross proceeds because we must first pay (i) syndication costs, (ii) the bridge note, (iii) certain accrued legal fees, and (iv) possibly other accounts payable before paying station construction costs. If we raise less, we will only be able to construct one, two, or no stations, depending on the magnitude of the funding shortfall. If we raise significantly more capital than required to net $3,300,000, we will recruit more stations for installation of our hydrogen fueling equipment, with or without CEC grant funding. In any event, we intend to take all opportunities to apply for additional CEC grants for the construction of hydrogen fueling facilities in the future.

Capital Expenditure Commitments

As of June 30, 2017 , we had commitments to make capital expenditures of approximately $3.9M in connection with the installation of our hydrogen fueling infrastructure on the three fueling stations covered by our CEC grant. We expect those capital expenditures to be funded by the proceeds of the Offering.

Results of Operations

The period of July 1, 2016 to June 30, 2017

Revenue. Total revenue for the year ended June 30, 2017 was $0 as compared to $135,078 for the year ended June 30, 2016. Revenue in 2016 was comprised of reimbursement to us by the California Energy Commission of operating expenses directly related to the construction of hydrogen fueling stations obtained through the California Energy Commission (CEC) from Program Opportunity Notice-13-607. Revenue decreased in 2017 to zero as a result of the stop work order received from the CEC on November 16, 2016 as discussed previously in this Annual Report.

Operating Expenses. Operating expenses for the year ended June 30, 2017 were $322,509 as compared to $488,075 for the same period in 2016. Operating expenses in 2017 and 2016 were comprised of contractor services, accounting fees, legal fees and other administrative costs incurred to operate the business. Decreased operating costs in 2017 over the same period in 2016 primarily reflected decreased management compensation due to reduction in services based on the CEC stop work order.

Net Loss. Net loss for the year ended June 30, 2017 was ($326,033) as compared to ($355,411) for the same period in 2016. Decreased net loss in 2017 over the same period in 2016 was primarily caused by the decrease in operating costs. Currently, operating costs exceed revenue because the CEC grant reimbursements are less than the amount of our expenditures, and our planned hydrogen fueling stations are not yet operational. Consequently, we do not yet have revenue from the sale of hydrogen fuel.

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The period of July 1, 2015 to June 30, 2016

Revenue. Total revenue for the year ended June 30, 2016 was $135,078 as compared to $205,944 for the year ended June 30, 2015. Revenue in both periods was comprised of reimbursement to us by the California Energy Commission of operating expenses directly related to the construction of hydrogen fueling stations obtained through the California Energy Commission (CEC) from Program Opportunity Notice-13-607. Revenue decreased in 2016 over the same period in 2015 due to slower CEC grant reimbursement and delays in deliveries from some suppliers.

Operating Expenses. Operating expenses for the year ended June 30, 2016 were $488,075 as compared to $437,452 for the same period in 2015. Operating expenses in 2015 and 2016 were comprised of accounting fees, legal fees and other administrative costs incurred to operate the business. Increased operating costs in 2016 over the same period in 2015 primarily reflected increased management compensation.

Net Loss. Net loss for the year ended June 30, 2016 was ($355,411) as compared to ($232,308) for the same period in 2015. Increased net loss in 2016 over the same period in 2015 was primarily caused by the increase in operating costs. Currently, operating costs exceed revenue because the CEC grant reimbursements are less than the amount of our expenditures, and our planned hydrogen fueling stations are not yet operational. Consequently, we do not yet have revenue from the sale of hydrogen fuel.

Liquidity and Capital Resources

We had net cash of $20,893 at June 30, 2017, primarily from money received from the Offering, and the retention of subcontractor and vendor invoices and the retention of officers’ remuneration.

Cash used for investing activities decreased from $374,964 during the year ended June 30, 2016, to $15,140 during the year ended June 30, 2017. The decrease in cash used for investment activities from year to year reflects reduced expenditures for equipment and capitalized services related to construction-in-progress. We expect the proceeds of the Offering, if sufficient, to cause cash used for investing activities to increase in the future as the use of our own capital exceeds reimbursements from our remaining grant funds.

During the year ended June 30, 2017, we used $26,490 of cash for operating activities compared to $308,118 provided during the year ended June 30, 2016. A portion of the funds were used to pay Offering associated costs, accounting fees, legal fees and general administration costs. The increase in cash used for operating activities is primarily attributable to the continuing net loss and the absence of reimbursements from the CEC.

Cash provided by financing activities was $49,902 during the year ended June 30, 2017 as compared to cash used in financing activities of $59,431 during the year ended June 30, 2016. The increase in cash flows from financing activities was primarily attributable to proceeds received from the sale of common stock of $83,318 and from notes payable of $8,000, as well as a reduction in payments made for deferred financing costs from $81,431 during the year ended June 30, 2016 to $41,355 during the year ended June 30, 2017.

We will have additional capital requirements during 2018 and 2019 . In particular, we need matching funds to invest in our three stations for which we have received grants from the CEC. We do not expect to be able to satisfy our cash requirements through sales, and therefore we will attempt to raise additional capital through the sale of our common stock.

We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

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Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout management’s Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition

The Company will recognize revenues from 1) sales of hydrogen from its fueling stations when (a) persuasive evidence that an agreement exists; (b) the products have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

As discussed in Note 3 of the financial statements, the Company received a grant from the CEC. The PON-13-607 grant generally provides for payment in connection with related development and construction costs involving the procurement and installation of hydrogen fueling stations. Grant award reimbursements were recorded as either contra assets or as revenues depending upon whether the reimbursement is for capitalized costs or operating expenses incurred by the Company. Contra capitalized cost and revenues from the grant were recognized in the period during which the conditions under the grant had been met and the Company had incurred cost for the related asset or expense.

Stock Based Compensation Expense

The Company accounts for stock options issued to employees under ASC 718 "Share-Based Payment". Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 "Equity". The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

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PART III – EXHIBITS

Item 16	Index to Exhibits

2.1	Articles of Incorporation*
2.2	Bylaws*
4.1	Subscription Documents
6.1	Grant by the California Energy Commission to HyGen Industries, Inc.*
6.2	Posting Agreement with StartEngine CrowdFunding, Inc.*
6.3	Agreement for Station in Orange, California*
6.4	Agreement for Station in Rohnert Park, California*
6.5	Agreement for Station in North Hollywood, California*
6.6	Letter from Giner, Inc. dated October 1, 2014*
6.7	Letter from RIX Industries, dated July 25, 2014*
6.8	Letter from CP Industries, dated July 16, 2014*
6.9	Extension Agreement with the CEC*
6.10	Revolving Promissory Note, dated January 19, 2017, payable by the Company*
6.11	Warrant, dated January 19, 2017*
6.12	Stock Purchase Agreement by and between Everlasting Investments, LLC and Paul Staples, dated January 19, 2017*
6.13	Stock Purchase Agreement by and between Everlasting Investments, LLC and Richard Capua, dated January 19, 2017*
8.1	Broker-Dealer Agreement*
11.1	Consent of Independent Certified Public Accountants
12.	Legal Opinion of Richardson & Associates

*Filed with the original Offering Statement or with a Pre-Qualification Amendment to it.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 2, 2018.

(Exact name of issuer as specified in its charter): HyGen Industries, Inc.

By (Signature and Title): /s/ Richard Capua

Richard Capua, President (Principal Executive Officer)

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature): /s/ Paul Dillon

(Title):	Paul Dillon, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)

(Date): March 2, 2018

/s/ Paul Staples	/s/ Paul Dillon
Paul Staples, Director	Paul Dillon, Director

./s/ Richard Capua	/s/ Alexander Kolb
Richard Capua, Interim Chairman and President	Alexander Kolb, Director

/s/ Glenn Rambach	/s/ Dr. Woodrow Clark II
Glenn Rambach, Director	Dr. Woodrow Clark II, Director

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